Exhibit 10.1
                                                                   ------------
                                                                 EXECUTION COPY

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                    REVOLVING CREDIT AND GUARANTY AGREEMENT

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                                     Among

                            MCLEODUSA INCORPORATED,
  a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code as Borrower
                                  -----------

                                      and

                 THE SUBSIDIARIES OF THE BORROWER NAMED HEREIN,
Each a Debtor and a Debtor-in-Possession under Chapter 11 of the Bankruptcy Code as Guarantors
                                 -------------

                                      and

                           THE LENDERS PARTY HERETO,

                                      and

                           JPMORGAN CHASE BANK, N.A.,
                  as Administrative Agent, Documentation Agent
                              and Collateral Agent

                          J.P. MORGAN SECURITIES INC.,
                                as Book Manager
                                ---------------
                                      and
                                      ---
                                 Lead Arranger
                                 -------------




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                          Dated as of November 1, 2005

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


                                                 TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----

(NY) 27011/089/DIPDOCS/dip.ca.doc


SECTION 1.            DEFINITIONS................................................................................7

         SECTION 1.01               Defined Terms................................................................7

         SECTION 1.02               Terms Generally.............................................................24

SECTION 2.            AMOUNT AND TERMS OF CREDIT................................................................24

         SECTION 2.01               Commitments of the Lenders..................................................24

         SECTION 2.02               [Intentionally Omitted].....................................................24

         SECTION 2.03               Letters of Credit...........................................................25

         SECTION 2.04               Issuance....................................................................27

         SECTION 2.05               Nature of Letter of Credit Obligations Absolute.............................27

         SECTION 2.06               Making of Loans.............................................................28

         SECTION 2.07               Repayment of Loans; Evidence of Debt........................................29

         SECTION 2.08               Interest on Loans...........................................................29

         SECTION 2.09               Default Interest............................................................30

         SECTION 2.10               Optional Termination or Reduction of Commitment.............................30

         SECTION 2.11               Alternate Rate of Interest..................................................30

         SECTION 2.12               Refinancing of Loans........................................................30

         SECTION 2.13               Mandatory Prepayment; Commitment Termination; Cash Collateral...............31

         SECTION 2.14               Optional Prepayment of Loans; Reimbursement of Lenders......................32

         SECTION 2.15               Reserve Requirements; Change in Circumstances...............................34

         SECTION 2.16               Change in Legality..........................................................35

         SECTION 2.17               Pro Rata Treatment, etc.....................................................36

         SECTION 2.18               Taxes.......................................................................36

         SECTION 2.19               Certain Fees................................................................37

         SECTION 2.20               Commitment Fee..............................................................37

         SECTION 2.21               Letter of Credit Fees.......................................................38

         SECTION 2.22               Nature of Fees..............................................................38

         SECTION 2.23               Priority and Liens..........................................................38

         SECTION 2.24               Right of Set-Off............................................................39


         SECTION 2.25               Security Interest in Letter of Credit Account and Escrow Account............40

         SECTION 2.26               Payment of Obligations......................................................40

         SECTION 2.27               No Discharge; Survival of Claims............................................40

         SECTION 2.28               Use of Cash Collateral......................................................40

SECTION 3.            REPRESENTATIONS AND WARRANTIES............................................................41

         SECTION 3.01               Organization and Authority..................................................41

         SECTION 3.02               Due Execution...............................................................41

         SECTION 3.03               Statements Made.............................................................42

         SECTION 3.04               Financial Statements........................................................42

         SECTION 3.05               Ownership...................................................................42

         SECTION 3.06               Liens.......................................................................42

         SECTION 3.07               Compliance with Law.........................................................43

         SECTION 3.08               Insurance...................................................................43

         SECTION 3.09               Use of Proceeds and Letters of Credit.......................................43

         SECTION 3.10               Litigation..................................................................44

         SECTION 3.11               Properties..................................................................44

         SECTION 3.12               Taxes.......................................................................44

         SECTION 3.13               ERISA.......................................................................44

         SECTION 3.14               Labor Matters...............................................................45

         SECTION 3.14               FCC Compliance..............................................................45

SECTION 4.            CONDITIONS................................................................................46

         SECTION 4.01               Conditions Precedent to Effectiveness.......................................46

         SECTION 4.02               Conditions Precedent to Each Credit or Disbursement Event...................49

SECTION 5.            AFFIRMATIVE COVENANTS.....................................................................50

         SECTION 5.01               Financial Statements, Reports, etc..........................................51

         SECTION 5.02               Corporate Existence; Properties.............................................53

         SECTION 5.03               Insurance...................................................................54

         SECTION 5.04               Obligations and Taxes.......................................................54

         SECTION 5.05               Notice of Event of Default, etc.............................................54

         SECTION 5.06               Access to Books and Records.................................................54

                                      ii

         SECTION 5.07               Maintenance of Controlled Accounts..........................................55

         SECTION 5.08               Financial Forecasts.........................................................55

         SECTION 5.09               Maintenance of Escrow Account...............................................55

         SECTION 5.10               Interim Order...............................................................55

         SECTION 5.11               Compliance with Laws........................................................55

SECTION 6.            NEGATIVE COVENANTS........................................................................55

         SECTION 6.01               Liens.......................................................................56

         SECTION 6.02               Merger, etc.................................................................56

         SECTION 6.03               Indebtedness................................................................56

         SECTION 6.04               Maximum Borrowings, Letters of Credit and Escrow Disbursements..............56

         SECTION 6.05               Cumulative Net Operating Cashflow...........................................57

         SECTION 6.06               Guarantees and Other Liabilities............................................57

         SECTION 6.07               Chapter 11 Claims...........................................................57

         SECTION 6.08               Dividends; Capital Stock....................................................57

         SECTION 6.09               Transactions with Affiliates................................................58

         SECTION 6.10               Investments, Loans and Advances.............................................58

         SECTION 6.11               Disposition of Assets.......................................................58

         SECTION 6.12               Nature of Business..........................................................58

         SECTION 6.13               Accounting Changes..........................................................58

         SECTION 6.14               Non-Collateral Accounts.....................................................58

         SECTION 6.15               Sale and Leaseback Transactions.............................................58

SECTION 7.            EVENTS OF DEFAULT.........................................................................59

         SECTION 7.01               Events of Default...........................................................59

SECTION 8.            THE AGENT.................................................................................63

         SECTION 8.01               Administration by Agent.....................................................63

         SECTION 8.02               Advances and Payments.......................................................63

         SECTION 8.03               Sharing of Setoffs..........................................................63

         SECTION 8.04               Agreement of Required Lenders...............................................64

         SECTION 8.05               Liability of Agent..........................................................64

         SECTION 8.06               Reimbursement and Indemnification...........................................65

                                      iii

         SECTION 8.07               Rights of Agent.............................................................65

         SECTION 8.08               Independent Lenders.........................................................65

         SECTION 8.09               Notice of Transfer..........................................................66

         SECTION 8.10               Successor Agent.............................................................66

SECTION 9.            GUARANTY..................................................................................66

         SECTION 9.01               Guaranty....................................................................66

         SECTION 9.02               No Impairment of Guaranty...................................................67

         SECTION 9.03               Subrogation.................................................................67

SECTION 10.           MISCELLANEOUS.............................................................................68

         SECTION 10.01              Notices.....................................................................68

         SECTION 10.02              Survival of Agreement, Representations and Warranties, etc..................68

         SECTION 10.03              Successors and Assigns......................................................68

         SECTION 10.04              Confidentiality.............................................................71

         SECTION 10.05              Expenses....................................................................71

         SECTION 10.06              Indemnity...................................................................71

         SECTION 10.07              CHOICE OF LAW AND JURISDICTION..............................................72

         SECTION 10.08              No Waiver...................................................................72

         SECTION 10.09              Extension of Maturity.......................................................72

         SECTION 10.10              Amendments, etc.............................................................73

         SECTION 10.11              Severability................................................................74

         SECTION 10.12              Headings....................................................................74

         SECTION 10.13              Execution in Counterparts...................................................74

         SECTION 10.14              Prior Agreements............................................................74

         SECTION 10.15              Further Assurances..........................................................74

         SECTION 10.16              WAIVER OF JURY TRIAL........................................................74

         SECTION 10.17              USA Patriot Act.............................................................75


ANNEX A                    Commitment Amounts
EXHIBIT A           -      Form of Interim Order
EXHIBIT B           -      Form of Security and Pledge Agreement
EXHIBIT C           -      Form of Opinion of Counsel
EXHIBIT D                  Form of Assignment and Acceptance

EXHIBIT E                  Initial Approved Cash Forecast

SCHEDULE 1.01       -      Existing Agreements
SCHEDULE 3.05       -      Subsidiaries
SCHEDULE 3.06       -      Liens
SCHEDULE 3.10       -      Litigation
SCHEDULE 6.10       -      Existing Investments
SCHEDULE 6.11       -      Asset Sales

                    REVOLVING CREDIT AND GUARANTY AGREEMENT
                          Dated as of November 1, 2005

                  REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of November 1, 2005, among MCLEODUSA INCORPORATED, a Delaware corporation (the "Borrower"), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, and certain of the direct or indirect subsidiaries of the Borrower signatory hereto (each a "Guarantor" and collectively, the "Guarantors"), each of which Guarantors referred to in this paragraph is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the Guarantors, each a "Case" and collectively, the "Cases"), JPMORGAN CHASE BANK, N.A., a national banking association ("JPMorgan Chase"), each of the other financial institutions from time to time party hereto (together with JPMorgan Chase, the "Lenders") and JPMORGAN CHASE BANK, N.A., as agent (in such capacity, the "Agent") for the Lenders.

                             INTRODUCTORY STATEMENT
                             ----------------------

                  On October 28, 2005, the Borrower and the Guarantors filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                  The Borrower, the Guarantors, the Existing 2002 Lenders, and the Pre-Petition 2002 Agent are parties to the Existing 2002 Agreement, pursuant to which the Borrower and the Guarantors were truly and justly indebted to the Existing 2002 Lenders on the Filing Date in the outstanding principal amount of $100,000,000 and in respect of the aggregate outstanding face amount of issued but undrawn letters of credit outstanding thereunder in the amount of $7,400,000.

                  The Borrower, the Guarantors, the Existing 2000 Lenders, and the Pre-Petition 2000 Agent are parties to the Existing 2000 Agreement, pursuant to which the Borrower and the Guarantors were truly and justly indebted to the Existing 2000 Lenders on the Filing Date in the principal amount of $677,277,945.57 in respect of loans made thereunder.

                  The Borrower has applied to the Lenders for a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $50,000,000, all of the Borrower's obligations under which are to be guaranteed by the Guarantors.

                  The proceeds of the Loans will be used for working capital and other general corporate purposes of the Borrower and the Guarantors in accordance with the Approved Cash Forecast.

                  To provide security for the repayment of the Loans, the reimbursement of any draft drawn under a Letter of Credit and the payment of the other obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents (including, without limitation, the Obligations of the Borrower under Section 6.03(vi)), the Borrower and the Guarantors will provide to the Agent for the benefit of the Lenders the following (each as more fully described herein):

                  (a) a joint and several allowed administrative expense claim in each of the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code;

                  (b) a perfected first priority Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, upon all tangible and intangible property of the Borrower's and the Guarantors' respective estates in the Cases that is not subject to valid, perfected and non-avoidable liens as of the Filing Date and on all cash and cash equivalents in the Letter of Credit Account;

                  (c) a perfected junior Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all tangible and intangible property of the Borrower's and the Guarantors' respective estates in the Cases (other than the property referred to in paragraph (e) below that is subject to the valid and perfected Liens that presently secure the Borrower's and Guarantors' pre-petition Indebtedness under the Existing Agreements) that is subject to valid, perfected and non-avoidable Liens in existence on the Filing Date or that is subject to valid Liens in existence on the Filing Date that are perfected subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code or that is subject to Permitted Liens, junior to such valid, perfected and non-avoidable Liens; and

                  (d) perfected first priority senior priming Liens, pursuant to Section 364(d)(1) of the Bankruptcy Code, upon all property of the Borrower's and the Guarantors' respective estates in the Cases that is subject to (x) the existing Liens that presently secure the Borrower's and Guarantors' pre-petition Indebtedness under or in connection with the Existing Agreements (but subject to any Liens to which the Liens being primed hereby are subject on the Filing Date or become subject subsequent to the Filing Date as permitted by
Section 546(b) of the Bankruptcy Code) and (y) any Liens granted after the Filing Date to provide adequate protection in respect of the Existing Agreements, which first priority priming Liens shall be senior in all respects to all of such existing Liens under or in connection with the Existing Agreements, and to any Liens granted after the Filing Date to provide adequate protection in respect thereof.

                  All of the claims and the Liens granted hereunder in the Cases to the Agent and the Lenders shall be subject to the Carve-Out to the extent provided in Section 2.23.

                  Accordingly, the parties hereto hereby agree as follows:

SECTION 1.            DEFINITIONS

         SECTION 1.01          Defined Terms.
                               -------------

                  "ABR Borrowing" shall mean a Borrowing comprised of ABR
Loans.

                  "ABR Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Section 2.

                  "Additional Credit" shall have the meaning set forth in
Section 4.02(d) hereof.

                  "Adjusted LIBOR Rate" shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the quotient of (a) the LIBOR Rate in effect for such Interest Period divided by (b) a percentage (expressed as a decimal) equal to 100% minus Statutory Reserves. For purposes hereof, the term "LIBOR Rate" shall mean the rate at which dollar deposits approximately equal in principal amount to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

                  "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a "Controlled Person") shall be deemed to be "controlled by" another Person (a "Controlling Person") if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise.

                  "Agent" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Agreement" shall mean this Revolving Credit and Guaranty Agreement, as the same may from time to time be further amended, modified or supplemented.

                  "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

                  "Approved Cash Forecast" shall have the meaning set forth in
Section 5.01(l) hereof.

                  "Asset Disposition" shall mean any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any of its Subsidiaries, other than dispositions described in clauses (i) and (ii) of Section 6.11.

                  "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, substantially in the form of Exhibit D.

                  "Attributable Debt" shall mean, on any date, in respect of any lease of the Borrower or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.15, (i) if such lease is a Capitalized Lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (ii) if such lease is not a Capitalized Lease, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

                  "Bankruptcy Code" shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

                  "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Northern District of Illinois or any other court having jurisdiction over the Cases from time to time.

                  "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

                  "Borrower" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Borrowing" shall mean the incurrence of Loans of a single Type made from all the Lenders on a single date and having, in the case of Eurodollar Loans, a single Interest Period (with any ABR Loan made pursuant to
Section 2.16 being considered a part of the related Borrowing of Eurodollar Loans).

                  "Business Day" shall mean any day other than a Saturday, Sunday or other day on which Lenders in the State of New York are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which Lenders are not open for dealings in dollar deposits on the London interbank market.

                  "Capitalized Lease" shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

                  "Carve-Out" shall mean (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee pursuant to 28 U.S.C. ss. 1930(a) and (b) after the occurrence and during the continuance of an Event of Default an amount not exceeding $1,000,000 in the aggregate, which amount may be used subject to the terms of the Orders, to pay any fees or expenses incurred by the Loan Parties and any statutory committees appointed in the Cases (each, a "Committee") in respect of
(i) allowances of compensation for services rendered or reimbursement of expenses awarded by the Bankruptcy Court to any Loan Party's or any Committee's professionals (including, without limitation, employees of Alvarez & Marsal, LLC who are officers of the Borrower) and (ii) the reimbursement of expenses allowed by the Bankruptcy Court incurred by Committee members in the performance of their duties (but excluding fees and expenses of third party professionals employed by such members); provided that (x) the dollar limitation in clause (b) of this definition on fees and disbursements shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to any Agent, Lender or their respective attorneys and agents under this Agreement or otherwise, (y) nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (i) and (ii) above, and (z) cash or other amounts on deposit in the Letter of Credit Account shall not be subject to the Carve-Out.

                  "Cases" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Cash Balance" shall mean the aggregate amount of all cash and cash equivalents (including all Permitted Investments) held in all of the operating and other bank accounts of the Borrower and the Guarantors maintained at any institution (including any amounts held in the Escrow Account and all other accounts with the Agent but excluding the Letter of Credit Account) less
(i) any amounts required to be maintained in a bank account to satisfy obligations in respect of issued checks and (ii) any amounts that have been pre-funded to satisfy accrued payroll obligations of the Borrower and the Guarantors in accordance with past practices and the procedures established by the payroll processor, provided that (x) the aggregate of such pre-funded amounts may not at any time exceed $8,000,000 and (y) such amounts (other than a de minimus amount not to exceed $50,000) must be disbursed within the next payroll cycle.

                  "Cash Collateralization" shall have the meaning set forth in
Section 2.03(b).

                  "Cash Forecast" shall mean the Initial Approved Cash Forecast and each other cash forecast, substantially in the form of Exhibit E, detailing, on a weekly basis for each of the 13 successive weeks included therein, (i) the anticipated cash receipts and disbursements of the Borrower and the Guarantors on a consolidated basis during such week, (ii) the anticipated maximum amounts of Borrowings and Letters of Credit during such week (together with any unused amounts carried over from prior weeks included in such cash forecast, the "Projected DIP Usage") and (iii) the anticipated maximum disbursements of amounts from the Escrow Account during such week (together with any unused amounts carried over from prior weeks included in such cash forecast, the "Projected Escrow Usage").

                  "Cash Forecast Approval Date" shall mean (i) for the Initial Approved Cash Forecast, the Filing Date and (ii) for any other Cash Forecast, the date, if any, on which such Cash Forecast is approved or deemed approved by the Required Lenders pursuant to Section 5.01(l).

                  "Cash Forecast Delivery Date" shall mean the fourth Tuesday following the most recent Cash Forecast Approval Date.

                  "Change of Control" shall mean (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (ii) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither (A) nominated by the Board of Directors of the Borrower nor (B) appointed by directors so nominated.

                  "Closing Date" shall mean the date on which this Agreement has been executed and the conditions precedent to the effectiveness of this Agreement set forth in Section 4.01 have been satisfied or waived, which date shall occur promptly upon entry of the Interim Order, but not later than 10 days following the entry of the Interim Order.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" shall mean (i) the "Collateral" as defined in the Security and Pledge Agreement and (ii) any other collateral granted as security for the Obligations pursuant to any other Loan Document.

                  "Commitment" shall mean, with respect to each Lender, the commitment of each Lender hereunder in the amount set forth opposite its name on Annex A hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to this Agreement.

                  "Commitment Fee" shall have the meaning set forth in Section 2.20.

                  "Commitment Percentage" shall mean at any time, with respect to each Lender, the percentage obtained by dividing its Commitment at such time by the Total Commitment at such time.

                  "Communications Act" shall mean the Communications Act of 1934 and any similar or successor Federal statute and the rules, regulations and published policies of the Federal Communications Commission thereunder, all as amended and as the same may be in effect from time to time.

                  "Consummation Date" shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

                  "Core Asset Sale Proceeds" shall mean Net Proceeds of any Asset Disposition, other than (a) Net Proceeds from the sale of airplanes and
(b) (i) the first $10,000,000 of Net Proceeds received in any calendar year (other than 2005) from the sale of indefeasible rights of use or other sale or lease transactions involving dark fiber or conduit (collectively, "Fiber Transactions") and (ii) in the case of 2005, the first $5,000,000 of Net Proceeds received from Fiber Transactions during the period from the Filing Date to December 31, 2005. All Net Proceeds received from Fiber Transactions in any calendar year in excess of the amount specified for such year in the preceding sentence shall be considered Core Asset Sale Proceeds, regardless of whether such transactions qualify for sales type accounting treatment under GAAP.

                  "Credit or Disbursement Event" shall mean the occasion of any Borrowing, or the issuance, amendment, renewal or extension of any Letter of Credit, or any Escrow Disbursement.

                  "Cumulative Net Operating Cashflow" shall mean, with respect to any specified week, an amount equal to (a) cash receipts from Trade AR minus
(b) cash disbursements for Cost of Service, SG&A, Capex, Payroll/Taxes and Interest (as each term is used in the Cash Forecasts), in each case for the Borrower and the Guarantors on a consolidated basis for the period starting with Monday of the Initial Week and ending on the last day of such specified week.

                  "Dollars" and "$" shall mean lawful money of the United States of America.

                  "Eligible Assignee" shall mean (i) a commercial Lender having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) a Lender Affiliate of the assignor Lender; and (iv) any other financial institution satisfactory to the Agent.

                  "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability under federal or state environmental laws or regulations, or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

                  "Equity Interests" shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Subsidiary of the Borrower would be deemed to be a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.

                  "Escrow Account" shall mean the account established by the Borrower under the sole and exclusive control of the Agent maintained at the office of the Agent, 270 Park Avenue, New York, New York 10017 designated as the "McLeodUSA Escrow Account" that shall be used solely for the purposes set forth herein.

                  "Escrow Disbursements" shall have the meaning set forth in
Section 6.04(a).

                  "Escrow Payout Date" shall mean the first date on which each of the following shall have occurred: (i) the Commitments shall have been wholly and permanently terminated, (ii) all Loans shall have been paid in full (plus any accrued and unpaid interest thereon, including without limitation any interest payable pursuant to Section 2.09), (iii) all payments made by the Fronting Lender pursuant to any Letter of Credit shall have been reimbursed (plus any accrued and unpaid interest thereon, including without limitation any interest payable pursuant to Section 2.03(d)), (iv) the accrued and unpaid Commitment Fees and accrued and unpaid Letter of Credit Fees shall have been paid in full and (v) no Letters of Credit shall be outstanding (or, if any are outstanding, they shall have been backed by Cash Collateralization in an aggregate amount equal to 105% of the then Letter of Credit Outstandings).

                  "Eurocurrency Liabilities" shall have the meaning assigned thereto in Regulation D issued by the Board, as in effect from time to time.

                  "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

                  "Eurodollar Loan" shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Section 2.

                  "Event of Default" shall have the meaning set forth in
Section 7.

                  "Excluded Taxes" shall mean, with respect to the Agent, any Lender, the Fronting Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.18(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).

                  "Existing Agreements" shall mean, collectively, the Existing 2000 Agreement and the Existing 2002 Agreement.

                  "Existing Lenders" shall mean, collectively, the Existing 2000 Lenders and the Existing 2002 Lenders.

                  "Existing 2000 Agreement" shall mean that certain Credit Agreement dated as of May 31, 2000, and all of the agreements providing for guaranties thereof by the Guarantors and all of the Existing Security Documents, as each may have been amended or modified from time to time.

                  "Existing 2000 Lenders" shall mean, collectively, the lenders under the Existing 2000 Agreement, together with any successors or assigns thereof.

                  "Existing 2002 Agreement" shall mean that certain Credit Agreement dated as of April 16, 2002, and all of the agreements providing for guaranties thereof by the Guarantors and all of the Existing Security Documents, as each may have been amended or modified from time to time.

                  "Existing 2002 Lenders" shall mean, collectively, the lenders under the Existing 2002 Agreement, together with any successors or assigns thereof.

                  "Existing Security Documents" shall mean all of the documents granting security interests and Liens in property and assets of the Borrower and the Guarantors to the Pre-Petition Collateral Agent, including without limitation, the security agreements, mortgages and leasehold mortgages listed on Schedule 1.01 hereto.

                  "Extended Pre-Petition Letters of Credit" shall mean any letter of credit issued pursuant to an Existing Agreement prior to the Filing Date the expiration date of which letter of credit has been extended to a date no later than November 1, 2006 pursuant to the Interim Order or the Final Order, as the case may be.

                  "FCC" shall mean the United States Federal Communications Commission.

                  "Fees" shall collectively mean the Commitment Fees, Letter of Credit Fees and other fees referred to in Sections 2.19, 2.20 and 2.21.

                  "Filing Date" shall mean October 28, 2005.

                  "Final Order" shall have the meaning set forth in Section 4.02(d).

                  "Financial Forecast" shall mean the financial forecasts of the Borrower set forth in the disclosure statement relating to the Cases.

                  "Financial Officer" shall mean the Chief Financial Officer, Chief Restructuring Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.

                  "Foreign Lender" shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

                  "Fronting Lender" shall mean JPMorgan Chase (or any of its banking affiliates) or such other Lender (which other Lender shall be reasonably satisfactory to the Borrower) as may agree with JPMorgan Chase to act in such capacity.

                  "GAAP" shall mean generally accepted accounting principles applied in accordance with Section 1.02.

                  "Governmental Authority" shall mean any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or any court, in each case whether of the United States or foreign.

                  "Guarantor" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Indebtedness" shall mean, at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money; (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business); (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business); (iv) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all obligations of such Person under Capitalized Leases; (vi) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities and all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest rates and (y) interest rate swap, cap or collar agreements and interest rate future or option contracts; (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss in respect of such Indebtedness, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (D) otherwise to assure a creditor against loss in respect of such Indebtedness; and (viii) all Indebtedness referred to in clauses (i) through
(vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  "Indemnified Taxes" shall mean Taxes other than Excluded
Taxes.

                  "Initial Approved Cash Forecast" shall mean the Cash Forecast for the 13-week period commencing on Monday of the Initial Week attached as Exhibit C.

                  "Initial Week" shall mean the week that includes the Filing Date.

                  "Insufficiency" shall mean, with respect to any Plan, its "amount of unfunded benefit liabilities" within the meaning of Section 4001(a)(18) of ERISA, if any.

                  "Interest Payment Date" shall mean (i) as to any Eurodollar Loan, the last day of each consecutive 30-day period running from the commencement of the applicable Interest Period applicable to the Borrowing of which such Loan is a part, and (ii) as to all ABR Loans, the last calendar day of each month and the date on which any ABR Loans are refinanced with Eurodollar Loans pursuant to Section 2.12.

                  "Interest Period" shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a refinancing of ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, two, or three months thereafter, as the Borrower may elect in the related notice delivered pursuant to Sections 2.06(b) or 2.12; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date.

                  "Interim Order" shall have the meaning set forth in Section 4.01(b).

                  "Investments" shall have the meaning set forth in Section
6.10.

                  "JPMorgan Chase" shall have the meaning set forth in the first paragraph of this Agreement.

                  "JPMSI" shall mean J.P. Morgan Securities Inc.

                  "Lender Affiliate" shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in Lender loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in Lender loans and similar extensions of credit, any other fund that invests in Lender loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Lenders" shall have the meaning set forth in the first paragraph of this Agreement.

                  "Letter of Credit" shall mean any irrevocable letter of credit issued pursuant to Section 2.03, which letter of credit shall be (i) a standby letter of credit, (ii) issued for purposes that are consistent with the ordinary course of business of the Borrower or any Guarantor, or for such other purposes as are reasonably acceptable to the Agent, (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Agent and the applicable Fronting Lender.

                  "Letter of Credit Account" shall mean the account established by the Borrower under the sole and exclusive control of the Agent maintained at the office of the Agent at 270 Park Avenue, New York, New York 10017 designated as the "McLeodUSA Letter of Credit Account" that shall be used solely for the purposes set forth in Sections 2.03(a), 2.03(b) and 2.13.

                  "Letter of Credit Fees" shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.

                  "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate undrawn stated amount of all Letters of Credit then outstanding plus (ii) all amounts theretofore drawn under Letters of Credit and not then reimbursed.

                  "License" shall mean any license granted by the FCC or any foreign telecommunications regulatory body.

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement or any lease in the nature thereof).

                  "Loan" shall have the meaning set forth in Section 2.01.

                  "Loan Documents" shall mean this Agreement, the Letters of Credit, the Security and Pledge Agreement, and any other instrument or agreement executed and delivered to the Agent or any Lender in connection herewith (including, without limitation, applications for Letters of Credit and related reimbursement agreements), in each case, as the same may be amended, modified, supplemented, extended or restated from time to time.

                  "Loan Parties" shall mean the Borrower and the Guarantors.

                  "Maturity Date" shall mean May 1, 2006.

                  "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, or a Subsidiary of the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

                  "Multiple Employer Plan" shall mean a Single Employer Plan, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one person (as defined in Section 3(9) of ERISA) other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such Plan has been or were to be terminated.

                  "Net Proceeds" shall mean, in respect of any event, the cash proceeds received in respect of such event after the payment of or reservation for (i) expenses that are directly related to (or the need for which arises as a result of) such event, including, but not limited to, related severance costs, taxes payable, brokerage commissions, professional expenses, other similar costs that are directly related to such event (all of which expenses shall be satisfactory to the Agent in its reasonable judgment), and (ii) in the case of any sale of assets, the amount secured by valid and perfected Liens, if any, that are senior to the Liens on such assets held by the Agent on behalf of the Lenders.

                  "Obligations" shall mean (a) the due and punctual payment of principal of and interest on the Loans and the reimbursement of all amounts drawn under Letters of Credit, and (b) the due and punctual payment of the Fees and all other present and future, fixed or contingent, monetary obligations of the Borrower and the Guarantors to the Lenders and the Agent under the Loan Documents.

                  "Orders" shall mean the Interim Order and the Final Order of the Bankruptcy Court referred to in Sections 4.01(b) and 4.02(d).

                  "Other Taxes" shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

                  "Patriot Act" shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

                  "Pension Plan" shall mean a defined benefit plan (as defined in Section 414(j) of the Code and Section 3(35) of ERISA) which meets and is subject to the requirements of Section 401(a) of the Code.

                  "Permitted Investments" shall mean:

                  (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

                  (b) without limiting the provisions of paragraph (d) below, investments in commercial paper maturing within six months from the date of acquisition thereof and having, at such date of acquisition, a rating of at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or of at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                  (c) investments in demand deposits or certificates of deposit, banker's acceptances and time deposits (including Eurodollar time deposits) maturing within six months from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Agent or the bank with whom the Borrower and the Guarantors maintain their cash management system, provided, that if such bank is not a Lender hereunder, such bank shall have entered into an agreement with the Agent pursuant to which such bank shall have waived all rights of setoff and confirmed that such bank does not have, nor shall it claim, a security interest therein or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000 and is the principal banking subsidiary of a bank holding company having a long-term unsecured debt rating of at least "A" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or at least "A2" or the equivalent thereof from Moody's Investors Service, Inc.;

                  (d) investments in commercial paper maturing within six months from the date of acquisition thereof and issued by (i) the holding company of the Agent or (ii) the holding company of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has (A) a combined capital and surplus in excess of $250,000,000 and (B) commercial paper rated at least "A-2" or the equivalent thereof from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. or of at least "P-2" or the equivalent thereof from Moody's Investors Service, Inc.;

                  (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
(a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

                  (f) direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 270 days after the date of acquisition thereof, provided that, at the time of acquisition, the long-term debt of such state, political subdivision or public instrumentality has a rating of A (or higher) from S&P or A2 (or higher) from Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then an equivalent rating from such other nationally recognized rating service acceptable to the Administrative Agent); and

                  (g) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses
(a) through (f) above.

                  "Permitted Liens" shall mean (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords and Liens of carriers, warehousemen, consignors, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the Filing Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Borrower or any Guarantor, as the case may be, and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Guarantor, as the case may be; (v) purchase money Liens (including Capitalized Leases) upon or in any property acquired or held in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness permitted by Section 6.03(iv) solely for the purpose of financing the acquisition of such property;
(vi) letters of credit or deposits in the ordinary course to secure leases; and
(vii) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (vi) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby.

                  "Person" shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

                  "Plan" shall mean a Single Employer Plan or a Multiemployer Plan.

                  "Prepayment Date" shall mean 45 days after the entry of the Interim Order by the Bankruptcy Court if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of such 45-day period, or if the Final Order as entered by the Bankruptcy Court does not authorize credit extensions under this Agreement of up to $50,000,000.

                  "Pre-Petition 2000 Agent" shall mean JPMorgan Chase as administrative agent under the Existing 2000 Agreement.

                  "Pre-Petition 2002 Agent" shall mean JPMorgan Chase as administrative agent under the Existing 2002 Agreement.

                  "Pre-Petition Agents" shall mean, collectively, the Pre-Petition 2000 Agent, the Pre-Petition 2002 Agent, and the Pre-Petition Collateral Agent.

                  "Pre-Petition Collateral Agent" shall mean JPMorgan Chase as collateral agent under the Existing Security Documents.

                  "Pre-Petition Payment" shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or trade payables (including, without limitation, in respect of reclamation claims) or other pre-petition claims against the Borrower or any Guarantor.

                  "Projected DIP Usage" shall have the meaning set forth in the definition of "Cash Forecast".

                  "Projected Escrow Usage" shall have the meaning set forth in the definition of "Cash Forecast".

                  "Reduction Event" shall mean (i) any Asset Disposition; (ii) the return of any utility deposit by any vendor of the Borrower or any of its Subsidiaries; (iii) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any of its Subsidiaries; (iv) the issuance by the Borrower or any of its Subsidiaries of any Equity Interest, or the receipt by the Borrower or any of its Subsidiaries of any capital contribution, other than any such issuance by a Loan Party of an Equity Interest to, or receipt by a Loan Party of any such capital contribution from, any other Loan Party; or (v) the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.03 (each of clauses (iii), (iv) and (v), a "Specified Reduction Event").

                  "Register" shall have the meaning set forth in Section
10.03(d).

                  "Reorganization Plan" shall mean a plan of reorganization in any of the Cases.

                  "Required Lenders" shall mean, at any time, Lenders holding Loans representing in excess of 50% of the aggregate principal amount of such Loans outstanding or, if no Loans are outstanding, Lenders having Commitments representing in excess of 50% of the Total Commitment.

                  "Security and Pledge Agreement" shall have the meaning set forth in Section 4.01(c).

                  "Single Employer Plan" shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of the Borrower or an ERISA Affiliate or (ii) was so maintained and in respect of which the Borrower could have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

                  "Specified Reduction Event" shall have the meaning set forth in the definition of "Reduction Event".

                  "Statutory Reserves" shall mean on any date the percentage (expressed as a decimal) established by the Board and any other banking authority which is for purposes of the definition of Adjusted LIBOR Rate, the then stated maximum rate for all reserves (including but not limited to any emergency, supplemental or other marginal reserve requirements) applicable to any member Lender of the Federal Reserve System in respect of Eurocurrency Liabilities (or any successor category of liabilities under Regulation D issued by the Board, as in effect from time to time). Such reserve percentages shall include, without limitation, those imposed pursuant to said Regulation. The Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in such percentage.

                  "Subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                  "Super-majority Lenders" shall have the meaning set forth in
Section 10.10(b).

                  "Superpriority Claim" shall mean a claim against the Borrower and any Guarantor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

                  "Taxes" shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

                  "Termination Date" shall mean the earliest to occur of (i) the Prepayment Date, (ii) the Maturity Date, (iii) the Consummation Date and
(iv) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof.

                  "Termination Event" shall mean (i) a "reportable event", as such term is described in Section 4043(c) of ERISA (other than a "reportable event" as to which the 30-day notice is waived under subsection .22, .23, .25, ..27 or .28 of PBGC Regulation Section 4043) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Agent) to have a material adverse effect on the financial condition, operations, business, properties or assets of the Borrower and the Guarantors taken as a whole, or (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as such term is defined in Section 4001(a)(2) of ERISA, the incurrence of liability by the Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, the imposition of Withdrawal Liability, or (iii) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, or (iv) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (v) any other event or condition (other than the commencement of the Cases and the failure to have made any contribution accrued as of the Filing Date but not paid) which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course).

                  "Total Commitment" shall mean, at any time, the sum of the Commitments at such time. The Total Commitment on the Closing Date shall be $50,000,000.

                   "Type" when used in respect of any Loan or Borrowing shall refer to the Rate of interest by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall mean the Adjusted LIBOR Rate and the Alternate Base Rate.

                  "Unused Total Commitment" shall mean, at any time, (i) the Total Commitment less (ii) the sum of (x) the aggregate outstanding principal amount of all Loans and (y) the aggregate Letter of Credit Outstandings.

                  "Weekly Cash Forecast" shall have the meaning set forth in
Section 5.01(m).

                  "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

         SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Section 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower's audited financial statements referred to in Section 3.04. Terms that are defined in the Uniform Commercial Code of the State of New York shall have the same meaning herein unless otherwise defined herein.

SECTION 2.            AMOUNT AND TERMS OF CREDIT

         SECTION 2.01          Commitments of the Lenders.

                  (a) Each Lender severally and not jointly with the other Lenders agrees, upon the terms and subject to the conditions herein set forth (including, without limitation, the provisions of Section 2.28), to make revolving credit loans (each a "Loan" and collectively, the "Loans") to the Borrower at any time and from time to time during the period commencing on the date of satisfaction (or waiver) of the conditions set forth in Section 4.01 hereof and ending on the Termination Date in an aggregate principal amount not to exceed, when added to such Lender's Commitment Percentage of the then aggregate Letter of Credit Outstandings (in excess of the amount of cash then held in the Letter of Credit Account pursuant to Section 2.03(b)), the Commitment of such Lender, which Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided that no Loans shall be made at any time if there are any funds in the Escrow Account at such time. At no time shall the sum of the then outstanding aggregate principal amount of the Loans plus the then aggregate Letter of Credit Outstandings exceed the lesser of (i) the Total Commitment of $50,000,000, as the same may be reduced from time to time pursuant to Section 2.10 and Section 2.13 and (ii) prior to the entry of the Final Order, the amount permitted by the Interim Order.

                  (b) Each Borrowing shall be made by the Lenders pro rata in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve the other Lenders of their obligations to lend.

         SECTION 2.02          [Intentionally Omitted].

         SECTION 2.03          Letters of Credit.

                  (a) Upon the terms and subject to the conditions herein set forth, the Borrower may request a Fronting Lender, at any time and from time to time after the date of satisfaction (or waiver) of the conditions set forth in
Section 4.01 and prior to the Termination Date, to issue, and, subject to the terms and conditions contained herein, such Fronting Lender shall issue, for the account of the Borrower or a Guarantor one or more Letters of Credit, provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $15,000,000 or (ii) the aggregate Letter of Credit Outstandings, when added to the aggregate outstanding principal amount of the Loans, would exceed the lesser of (A) the Total Commitment and (B) prior to the entry of the Final Order, the amount permitted by the Interim Order; provided that if there are any funds in the Escrow Account at such time, no Letter of Credit shall be issued unless concurrently with such issuance, an amount equal to 105% of the face amount of such Letter of Credit (or, if less, the amount then on deposit in the Escrow Account) is transferred from the Escrow Account to the Letter of Credit Account for the Cash Collateralization of such Letter of Credit; and provided further that no Letter of Credit shall be issued if the Fronting Lender shall have received notice from the Agent or the Required Lenders that the conditions to such issuance have not been met.

                  (b) Each Letter of Credit shall expire at or prior to the close of business on the earlier of (x) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is 180 days after the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). If any Letter of Credit shall be outstanding on the Termination Date, the Borrower shall, at or prior to the Termination Date and at any other time required by the Loan Documents (i) cause all Letters of Credit which expire after the Termination Date to be returned to the Fronting Lender undrawn and marked "cancelled" or (ii) if the Borrower is unable to do so in whole or in part, either (A) provide a "back-to-back" letter of credit to one or more Fronting Lenders in a form satisfactory to such Fronting Lender and the Agent (in their sole discretion), issued by a Lender satisfactory to such Fronting Lender and the Agent (in their sole discretion), and in an amount equal to 105% of the then undrawn stated amount of all outstanding Letters of Credit issued by such Fronting Lenders (less the amount, if any, then on deposit in the Letter of Credit Account) and/or (B) deposit cash in the Letter of Credit Account in an amount equal to 105% of the then undrawn stated amount of all Letter of Credit Outstandings (less the amount of cash, if any, then on deposit in the Letter of Credit Account) (the actions described in either clause (A) or (B), "Cash Collateralization") as collateral security for the Borrower's reimbursement obligations in connection therewith, such cash to be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations.

                  (c) The Borrower shall pay to each Fronting Lender, in addition to such other fees and charges as are specifically provided for in
Section 2.21 hereof, such fees and charges in connection with the issuance and processing of the Letters of Credit issued by such Fronting Lender as are customarily imposed by such Fronting Lender from time to time in connection with letter of credit transactions.

                  (d) Drafts drawn under each Letter of Credit shall be reimbursed by the Borrower in Dollars not later than the first Business Day following the date of draw and shall bear interest from the date of draw until the first Business Day following the date of draw at a rate per annum equal to the Alternate Base Rate plus 3.00% and thereafter on the unreimbursed portion until reimbursed in full at a rate per annum equal to the Alternate Base Rate plus 5.00% (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is based on the Prime Rate a year with 365 days or 366 days in a leap year). The Borrower shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing regardless of whether the conditions precedent set forth in
Section 4.02 are then met or (y) if such draw occurs on or after the Termination Date, in cash. Each Lender agrees to make the Loans described in clause (x) of the preceding sentence notwithstanding a failure to satisfy the applicable lending conditions thereto or the provisions of Section 2.28.

                  (e) Immediately upon the issuance of any Letter of Credit by any Fronting Lender, such Fronting Lender shall automatically be deemed to have sold to each Lender other than such Fronting Lender and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from such Fronting Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrower and the Guarantors under this Agreement with respect thereto. Upon any change in the Commitments pursuant to Section 10.03, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by a Fronting Lender under or in connection with a Letter of Credit, shall not create for such Fronting Lender any resulting liability to any other Lender except to the extent that the actions or inactions of the Fronting Lender with respect to such Letter of Credit are judicially determined to have constituted bad faith, gross negligence or willful misconduct.

                  (f) In the event that a Fronting Lender makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to such Fronting Lender pursuant to this Section, the Fronting Lender shall promptly notify the Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent (without defense, set-off, counterclaim or other deduction) for the account of the Fronting Lender the amount of such Lender's Commitment Percentage of such unreimbursed payment in Dollars and in same day funds. If the Fronting Lender so notifies the Agent, and the Agent so notifies the Lenders prior to 11:00 a.m. (New York City time) on any Business Day, such Lenders shall make available to the Fronting Lender such Lender's Commitment Percentage of the amount of such payment on such Business Day in same day funds and if the Agent notifies the Lenders after 11:00 a.m. (New York City time), on the next Business Day. If and to the extent such Lender shall not have so made its Commitment Percentage of the amount of such payment available to the Fronting Lender, such Lender agrees to pay to such Fronting Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of such Fronting Lender at the Federal Funds Effective Rate. The failure of any Lender to make available to the Fronting Lender its Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Fronting Lender its Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to such Fronting Lender such other Lender's Commitment Percentage of any such payment. Whenever a Fronting Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to this paragraph, such Fronting Lender shall pay to each Lender which has paid its Commitment Percentage thereof, in Dollars and in same day funds, an amount equal to such Lender's Commitment Percentage thereof.

         SECTION 2.04 Issuance. Whenever the Borrower desires a Fronting Lender to issue a Letter of Credit, it shall give to such Fronting Lender and the Agent prior written (including telegraphic, telex, facsimile or cable communication) notice reasonably in advance of the requested date of issuance specifying the date on which the proposed Letter of Credit is to be issued (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit and the name and address of the beneficiary thereof.

         SECTION 2.05 Nature of Letter of Credit Obligations Absolute. The obligations of the Borrower to reimburse the Lenders for drawings made under any Letter of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrower shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Fronting Lender of any draft or the reimbursement by the Borrower thereof): (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower or any Guarantor may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv) payment by a Fronting Lender of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or (vi) the fact that any Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

         SECTION 2.06          Making of Loans.
                               ---------------

                  (a) Except as contemplated by Section 2.11, Loans shall be either ABR Loans or Eurodollar Loans as the Borrower may request subject to and in accordance with this Section, provided that all Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type. Each Lender may fulfill its Commitment with respect to any Eurodollar Loan or ABR Loan by causing any lending office of such Lender to make such Loan; provided that any such use of a lending office shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrower pursuant to Section 2.15. Subject to the other provisions of this Section and the provisions of Section 2.12, Borrowings of Loans of more than one Type may be incurred at the same time, provided that no more than ten (10) Borrowings of Eurodollar Loans may be outstanding at any time.

                  (b) The Borrower shall give the Agent prior notice of each Borrowing hereunder of at least three Business Days for Eurodollar Loans and one Business Day for ABR Loans; such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall not be less than $1,000,000 (and integral multiples of $1,000,000) in the case of Eurodollar Loans and $500,000 (and integral multiples of $100,000) in the case of ABR Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice, to be effective, must be received by the Agent not later than 1:00 p.m., New York City time, on the third Business Day in the case of Eurodollar Loans and 12:00 noon, New York City time on the first Business Day in the case of ABR Loans, preceding the date on which such Borrowing is to be made; provided that same day borrowings of ABR Loans in an aggregate amount of up to $10,000,000 will be available if notice is received by the Agent no later than 11:00 a.m., New York City time, on such day. With respect to Borrowings other than same day Borrowings, such notice shall specify whether the Borrowing then being requested is to be a Borrowing of ABR Loans or Eurodollar Loans. If no election is made as to the Type of Loan, such notice shall be deemed a request for Borrowing of ABR Loans. The Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing or Loans being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Lender shall make its share of the Borrowing available at the office of the Agent at 270 Park Avenue, New York, New York 10017, no later than 12:00 noon, New York City time, in immediately available funds. Upon receipt of the funds made available by the Lenders to fund any borrowing hereunder, the Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Borrower and shall use reasonable efforts to make the funds so received from the Lenders available to the Borrower no later than 2:00 p.m. New York City time.

         SECTION 2.07          Repayment of Loans; Evidence of Debt.
                               ------------------------------------

                  (a) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                  (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                  (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.03) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         SECTION 2.08          Interest on Loans.
                               -----------------

                  (a) Subject to the provisions of Section 2.09, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus 3.00%.

                  (b) Subject to the provisions of Section 2.09, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBOR Rate for such Interest Period in effect for such Borrowing plus 4.00%.

                  (c) Accrued interest on all Loans shall be payable monthly in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount prepaid).

         SECTION 2.09 Default Interest. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Borrower and the Guarantors shall on demand from time to time pay interest, to the extent permitted by law, on all Loans and overdue amounts (after as well as before judgment) (i) in the case of Borrowings consisting of Eurodollar Loans, at two percent (2%) in excess of the rate then in effect for each such Eurodollar Loan and (ii) in the case of all other amounts, at two percent (2%) in excess of the rate then in effect for ABR Loans for each such amount.

         SECTION 2.10 Optional Termination or Reduction of Commitment. Upon at least two Business Days' prior written notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Commitment. Each such reduction of the Commitments shall be in the principal amount of $5,000,000 or any integral multiple thereof. Simultaneously with each reduction or termination of the Commitment, the Borrower shall pay to the Agent for the account of each Lender the Commitment Fee accrued and unpaid on the amount of the Commitment of such Lender so terminated or reduced through the date thereof. Any reduction of the Total Commitment pursuant to this Section shall be applied to reduce the Commitment of each Lender, pro rata according to each such Lender's Commitment Percentage.

         SECTION 2.11 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBOR Rate, the Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders, and any request by the Borrower for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to
Section 2.06 or 2.12 shall be deemed a request for a Borrowing of ABR Loans. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

         SECTION 2.12 Refinancing of Loans. The Borrower shall have the right, at any time, on three (3) Business Days' prior irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 1:00 p.m., New York City time, on the third Business Day preceding the date of any refinancing), (x) to refinance (without the satisfaction of the conditions set forth in Section 4 as a condition to such refinancing) any outstanding Borrowing or Borrowings of Loans of one Type (or a portion thereof) with a Borrowing of Loans of the other Type or (y) to continue an outstanding Borrowing of Eurodollar Loans for an additional Interest Period, subject to the following:

                  (a) as a condition to the refinancing of ABR Loans with Eurodollar Loans and to the continuation of Eurodollar Loans for an additional Interest Period, no Event of Default shall have occurred and be continuing at the time of such refinancing;

                  (b) if less than a full Borrowing of Loans shall be refinanced, such refinancing shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising such Borrowing held by the Lenders immediately prior to such refinancing;

                  (c) the aggregate principal amount of Loans being refinanced shall be at least $1,000,000, provided that no partial refinancing of a Borrowing of Eurodollar Loans shall result in the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000 in aggregate principal amount;

                  (d) each Lender shall effect each refinancing by applying the proceeds of its new Eurodollar Loan or ABR Loan, as the case may be, to its Loan being refinanced;

                  (e) the Interest Period with respect to a Borrowing of Eurodollar Loans effected by a refinancing or in respect to the Borrowing of Eurodollar Loans being continued as Eurodollar Loans shall commence on the date of refinancing or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

                  (f) a Borrowing of Eurodollar Loans may be refinanced only on the last day of an Interest Period applicable thereto; and

                  (g) each request for a refinancing with a Borrowing of Eurodollar Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month.

In the event that the Borrower shall not give notice to refinance any Borrowing of Eurodollar Loans, or to continue such Borrowing as Eurodollar Loans, or shall not be entitled to refinance or continue such Borrowing as Eurodollar Loans, in each case as provided above, such Borrowing shall automatically be refinanced with a Borrowing of ABR Loans at the expiration of the then-current Interest Period. The Agent shall, after it receives notice from the Borrower, promptly give each Lender notice of any refinancing, in whole or part, of any Loan made by such Lender.

         SECTION 2.13          Mandatory Prepayment; Commitment Termination;
                               Cash Collateral.
                               ---------------------------------------------

                  (a) If at any time the aggregate principal amount of the outstanding Loans plus the Letter of Credit Outstandings exceeds the lesser of
(x) the Total Commitment and (y) prior to the entry of the Final Order, the amount permitted by the Interim Order (the "Lesser Amount"), the Borrower will no later than the next Business Day (i) prepay the Loans in an amount necessary to cause the aggregate principal amount of the outstanding Loans plus the aggregate Letter of Credit Outstandings to be equal to or less than the Lesser Amount, and (ii) if, after giving effect to the prepayment in full of the Loans, the Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account exceeds the Lesser Amount, deposit into the Letter of Credit Account an amount equal to 105% of the amount by which the aggregate Letter of Credit Outstandings in excess of the amount of cash held in the Letter of Credit Account so exceeds the Lesser Amount.

                  (b) If any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Reduction Event, the Borrower shall, immediately after such Net Proceeds are received, apply an amount equal to 100% of the Net Proceeds thereof (i) first, to the prepayment of the Loans; (ii) second, after the Loans have been prepaid in full, to the Cash Collateralization of the Letters of Credit; and (iii) third, after the Cash Collateralization of all Letters of Credit, to depositing any remaining amount in the Escrow Account. Upon any such prepayment, the Total Commitment shall be automatically and permanently reduced in an amount equal to (x) if such Reduction Event is an Asset Disposition, 100% of any Core Asset Sale Proceeds of such Reduction Event or (y) if such Reduction Event is a Specified Reduction Event, 100% of the Net Proceeds of such Reduction Event. With respect to any other prepayments made pursuant to this Section 2.13(b), the Total Commitment shall not be reduced.

                  (c) Notwithstanding the foregoing Section 2.13(b), so long as no Event of Default shall have occurred and be continuing, in the event that the application of any mandatory prepayment under Section 2.13(b) above would result in the Borrower incurring breakage costs of the type described in clause
(i) of the first sentence of Section 2.14(b), upon such receipt of the prepayment of the Revolving Loans as provided above, unless otherwise requested by the Borrower at the time of such mandatory prepayment, the Administrative Agent shall deposit such Net Proceed in the Escrow Account until the earlier to occur of (x) the first date on which such application would not give rise to the incurrence by the Borrower of breakage costs pursuant to Section 2.14(e) (Special Provisions Governing Eurodollar Rate Loans) and (y) the occurrence of an Event of Default, at which time the Administrative Agent shall apply such Net Proceeds (to the extent still available) to prepayment of the Loans.

                  (d) Upon the Termination Date, the Total Commitment shall be terminated in full and the Borrower shall pay the Loans in full (plus any accrued but unpaid interest thereon) and, except as the Agent may otherwise agree in writing, if any Letter of Credit remains outstanding shall provide Cash Collateralization in accordance with Section 2.03(b).

         SECTION 2.14          Optional Prepayment of Loans; Reimbursement of
                               Lenders.
                               -----------------------------------------------

                  (a) The Borrower shall have the right at any time and from time to time to prepay any Loans, in whole or in part, (x) with respect to Eurodollar Loans, upon at least three Business Days' prior written or facsimile notice to the Agent and (y) with respect to ABR Loans on the same Business Day if written or facsimile notice is received by the Agent prior to 12:00 noon, New York City time, and thereafter upon at least one Business Day's prior written or facsimile notice to the Agent; provided that (i) each such partial prepayment shall be in multiples of $1,000,000, (ii) no prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.14(a) other than on the last day of an Interest Period applicable thereto unless such prepayment is accompanied by the payment of the amounts described in clause (i) of the first sentence of Section 2.14(b), and (iii) no partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000. Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount and on the date stated therein. The Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

                  (b) The Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, refinancing with ABR Loans) of any Eurodollar Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan (including, without limitation, any such prepayment in connection with the syndication of the credit facility evidenced by this Agreement) or (ii) in the event that after the Borrower delivers a notice of borrowing under Section 2.06 in respect of Eurodollar Loans, such Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Lender of its obligations hereunder. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBOR Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with ABR Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan, or (y) in the case of such failure to borrow, of the Interest Period for such Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading Lenders in the London interbank market. Upon request, each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender, which certificate shall be conclusive as to matters stated therein.

                  (c) In the event the Borrower fails to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.14(a), the Borrower on demand by any Lender shall pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any loss incurred by such Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Lender to fulfill deposit obligations incurred in anticipation of such prepayment, but without duplication of any amounts paid under Section 2.14(b). Each Lender shall deliver to the Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender.

                  (d) Any partial prepayment of the Loans by the Borrower pursuant to Sections 2.13 or 2.14 shall be applied as specified by the Borrower or, in the absence of such specification as provided for in Section 8.02(b), provided that in the latter case no Eurodollar Loans shall be prepaid pursuant to Section 2.13 to the extent that such Loan has an Interest Period ending after the required date of prepayment unless and until all outstanding ABR Loans and Eurodollar Loans with Interest Periods ending on such date have been repaid in full.

                  (e) The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

         SECTION 2.15          Reserve Requirements; Change in Circumstances.
                               ---------------------------------------------

                  (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Loan made by such Lender or any fees or other amounts payable hereunder (other than changes in respect of Taxes, Other Taxes and taxes imposed on, or measured by, the net income or overall gross receipts or franchise taxes of such Lender by the national jurisdiction in which such Lender has its principal office or in which the applicable lending office for such Eurodollar Loan is located or by any political subdivision or taxing authority therein, or by any other jurisdiction or by any political subdivision or taxing authority therein other than a jurisdiction in which such Lender would not be subject to tax but for the execution and performance of this Agreement), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement which is reflected in the Adjusted LIBOR
Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or the Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

                  (b) If any Lender shall have determined that the adoption or effectiveness after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central Lender or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central Lender or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Loans made by such Lender pursuant hereto, such Lender's Commitment hereunder or the issuance of, or participation in, any Letter of Credit by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into account Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material (except to the extent that such amount is reflected in the Adjusted LIBOR
Rate), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

                  (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered to it within 10 days after its receipt of the same. Any Lender receiving any such payment shall promptly make a refund thereof to the Borrower if the law, regulation, guideline or change in circumstances giving rise to such payment is subsequently deemed or held to be invalid or inapplicable.

                  (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

                  (e) The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

         SECTION 2.16          Change in Legality.
                               ------------------

                  (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any change after the date of this Agreement in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall make it unlawful for a Lender to make or maintain a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or (y) at any time any Lender determines that the making or continuance of any of its Eurodollar Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or the position of such Lender in such market, then, by written notice to the Borrower, such Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

                  (b) For purposes of this Section 2.16, a notice to the Borrower by any Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then-current Interest Period, otherwise, such notice shall be effective on the date of receipt by the Borrower.

         SECTION 2.17 Pro Rata Treatment, etc. All payments and repayments of principal and interest in respect of the Loans (except as provided in Sections
2.15 and 2.16) shall be made pro rata among the Lenders in accordance with the then outstanding principal amount of the Loans and/or participations in Letter of Credit Outstandings hereunder and all payments of Commitment Fees and Letter of Credit Fees (other than those payable to a Fronting Lender) shall be made pro rata among the Lenders in accordance with their Commitments. All payments by the Borrower hereunder shall be (i) net of any tax applicable to the Borrower or Guarantor and (ii) made in Dollars in immediately available funds at the office of the Agent by 12:00 noon, New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full or converted to a Loan of a different Type.

         SECTION 2.18 Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Fronting Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                  (c) The Borrower will indemnify the Agent, each Lender and the Fronting Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or the Fronting Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Fronting Lender, or by the Agent on its own behalf or on behalf of a Lender or the Fronting Lender, setting forth in reasonable detail the basis and calculation of such amounts, shall be conclusive absent manifest error.

                  (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

                  (e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

                  (f) The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

         SECTION 2.19 Certain Fees. The Borrower shall pay to the Agent, for the respective accounts of the Agent and the Lenders, the fees set forth in that certain fee letter dated October 27, 2005 among the Agent, JPMSI and the Borrower at the times set forth therein.

         SECTION 2.20 Commitment Fee. The Borrower shall pay to the Lenders a commitment fee (the "Commitment Fee") for the period commencing on the Closing Date to the Termination Date or the earlier date of termination of the Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of one half of one percent (0.50%) per annum on the average daily Unused Total Commitment. Such Commitment Fee, to the extent then accrued, shall be payable (x) monthly, in arrears, on the last calendar day of each month, (y) on the Termination Date and (z) as provided in Section
2.10 hereof, upon any reduction or termination in whole or in part of the Total Commitment.

         SECTION 2.21 Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (i) to the Agent on behalf of the Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of (x) four percent (4.00%) per annum on the daily average Letter of Credit Outstandings and (ii) to the Fronting Lender such Fronting Lender's customary fees for issuance, amendments and processing referred to in Section 2.03. In addition, the Borrower agrees to pay each Fronting Lender for its account a fronting fee of one quarter of one percent (0.25%) per annum in respect of each Letter of Credit issued by such Fronting Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit and payable at times to be determined by such Fronting Lender, the Borrower and the Agent. Accrued fees described in clause (i) of the first sentence of this paragraph in respect of each Letter of Credit shall be due and payable monthly in arrears on the last calendar day of each month and on the Termination Date. Accrued fees described in clause (ii) of the first sentence of this paragraph in respect of each Letter of Credit shall be payable at times to be determined by the Fronting Lender, the Borrower and the Agent.

         SECTION 2.22 Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Agent for the respective accounts of the Agent and the Lenders, as provided herein and in the fee letter described in
Section 2.19. Once paid, none of the Fees shall be refundable under any circumstances.

         SECTION 2.23          Priority and Liens.
                               ------------------

                  (a) The Borrower and each of the Guarantors hereby covenants, represents and warrants that, upon entry of the Interim Order (and the Final Order, as applicable), the Obligations of the Borrower and the Guarantors hereunder and under the Loan Documents and in respect of Indebtedness arising after the Filing Date owed to any Lender (or its Banking Affiliates) permitted by Section 6.03(vi): (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute joint and several allowed administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code; (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of the Borrower's and the Guarantors' respective estates in the Cases that is not subject to valid, perfected and non-avoidable liens as of the Filing Date, and on all cash maintained in the Letter of Credit Account and any direct investments of the funds contained therein; (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of the Borrower's and the Guarantors' respective estates in the Cases that is subject to valid, perfected and non-avoidable Liens in existence on the Filing Date or to valid Liens in existence on the Filing Date that are perfected subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code or to Permitted Liens, junior to such valid, perfected and non-avoidable Liens (provided that as set forth in clause (iv) of this sentence, the existing Liens that presently secure the obligations of the Borrower and the Guarantors under the Existing Agreements, will be primed by the Lien in favor of the Agent and the Lenders as described in clause (iv) of this sentence); and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority, senior priming Lien on all of the tangible and intangible property of the Borrower and the Guarantors that is subject to a valid and enforceable right of setoff by any Lender party to an Existing Agreement or to existing Liens that presently secure the Borrower's and the Guarantors' pre-petition Indebtedness under the Existing Agreements (but subject to any Liens in existence on the Filing Date to which the Liens being primed hereby are subject or become subject subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code) and any Liens granted after the Filing Date to provide adequate protection in respect of the Existing Agreements; in the case of each of clauses (i) through (iv) subject only to the Carve-Out, provided that, except as otherwise provided in the Orders, no portion of the Carve-Out shall be utilized for the payment of professional fees and disbursements incurred in connection with any challenge to the amount, extent, priority, validity, perfection or enforcement of the indebtedness of the Borrower and the Guarantors owing to the Existing Lenders or to the collateral securing such indebtedness. The Lenders agree that so long as no Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default shall have occurred, the Borrower and the Guarantors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. ss. 330 and 11 U.S.C. ss. 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.

                  (b) Subject to the priorities set forth in subsection (a) above and to the Carve-Out, as to all real property the title to which is held by the Borrower or any of the Guarantors, or the possession of which is held by the Borrower or any of the Guarantors pursuant to leasehold interest, and which secures the obligations under the Existing Agreements, the Borrower and each Guarantor hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Agent on behalf of the Lenders all of the right, title and interest of the Borrower and such Guarantor in all of such owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrower and each Guarantor acknowledges that, pursuant to the Orders, the Liens in favor of the Agent on behalf of the Lenders in all of such real property and leasehold instruments shall be perfected without the recordation of any instruments of mortgage or assignment. The Borrower and each Guarantor further agrees that, upon the request of the Agent, the Borrower and such Guarantor shall enter into separate fee or leasehold mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Agent.

         SECTION 2.24 Right of Set-Off. Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and each such Lender to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of such Borrower or Guarantor now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and the Agent agrees promptly to notify the Borrower and Guarantors after any such set-off and application made by such Lender or by the Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Agent under this Section are in addition to other rights and remedies which such Lender and the Agent may have upon the occurrence and during the continuance of any Event of Default.

         SECTION 2.25 Security Interest in Letter of Credit Account and Escrow Account. Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Borrower and the Guarantors hereby assign and pledge to the Agent, for its benefit and for the ratable benefit of the Lenders, and hereby grant to the Agent, for its benefit and for the ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Borrower's and the Guarantors' right, title and interest in and to the Letter of Credit Account and the Escrow Account and any direct investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, whether pursuant to Section 363 of the Bankruptcy Code or otherwise and shall be released to the Borrower as described in clause (ii)(y) of Section 2.03(b).

         SECTION 2.26 Payment of Obligations. Subject to the provisions of
Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and the Guarantors, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

         SECTION 2.27 No Discharge; Survival of Claims. Each of the Borrower and the Guarantors agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Borrower and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agent and the Lenders pursuant to the Orders and described in Section 2.23 and the Liens granted to the Agent pursuant to the Orders and described in Sections 2.23 and 2.25 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

         SECTION 2.28 Use of Cash Collateral. Notwithstanding anything to the contrary contained herein, the Borrower shall not be permitted (i) to request a Borrowing under Section 2.06 or request the issuance of a Letter of Credit under Section 2.04 or request any Escrow Disbursement unless the Bankruptcy Court shall have entered the Interim Order or (ii) to request a Borrowing under
Section 2.06 or request any Escrow Disbursement unless the Borrower and the Guarantors shall at that time have the use of all cash collateral subject to the Orders for the purposes described in Section 3.09.

SECTION 3.            REPRESENTATIONS AND WARRANTIES

                  In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant as follows:

         SECTION 3.01 Organization and Authority. Each of the Borrower and the Guarantors (i) is duly organized and validly existing under the laws of the State of its organization and is duly qualified as a foreign organization and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole; (ii) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) has the requisite corporate power and authority to effect the transactions contemplated hereby, and by the other Loan Documents to which it is a party, and (iii) subject to the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable) has all requisite organizational power and authority and, upon the entry of the Interim Order (or the Final Order, when applicable) the legal right to own, pledge, mortgage and operate its properties, and to conduct its business as now or currently proposed to be conducted.

         SECTION 3.02 Due Execution. Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the execution, delivery and performance by each of the Borrower and the Guarantors of each of the Loan Documents to which it is a party (i) are within the respective organizational powers of each of the Borrower and the Guarantors, have been duly authorized by all necessary organizational action including the consent of equity holders where required, and do not (A) contravene the charter or by-laws or other constituent documents of any of the Borrower or the Guarantors, (B) violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), or any order or decree of any court or Governmental Authority, (C) conflict with or result in a breach of, or constitute a default under, any material indenture, mortgage or deed of trust entered into after the Filing Date or any material lease, agreement or other instrument entered into after the Filing Date binding on the Borrower or the Guarantors or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any of the Borrower or the Guarantors other than the Liens granted pursuant to this Agreement, the other Loan Documents or the Orders; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority other than the entry of the Orders. This Agreement has been duly executed and delivered by each of the Borrower and the Guarantors. Subject to entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), this Agreement is, and each of the other Loan Documents to which the Borrower and each of the Guarantors is or will be a party, when delivered hereunder or thereunder, will be, a legal, valid and binding obligation of the Borrower and each Guarantor, as the case may be, enforceable against the Borrower and the Guarantors, as the case may be, in accordance with its terms and the Orders.

         SECTION 3.03 Statements Made. The information (other than projections and forward-looking statements) that has been delivered in writing by the Borrower or any of the Guarantors to the Agent or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections), taken as a whole and in light of the circumstances in which made, contains no untrue statement of a material fact and does not omit to state a material fact necessary to make such statements not misleading. To the extent that any such information constitutes projections or forward-looking statements, the Borrower and the Guarantors represent and warrant only that such projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrower or such Guarantor to be reasonable at the time such projections were furnished.

         SECTION 3.04 Financial Statements. The Borrower has furnished the Lenders with copies of the audited consolidated financial statement and schedules of the Borrower for the fiscal year ended December 31, 2004 and the unaudited consolidated financial statements and schedules of the Borrower and Guarantors for the fiscal quarter ended June 30, 2005. Such financial statements present fairly the financial condition and results of operations of the Borrower and the Guarantors on a consolidated basis as of such date and for such period; such balance sheets and the notes thereto disclose all liabilities, direct or contingent, of the Borrower and the Guarantors as of the dates thereof required to be disclosed by GAAP and such financial statements were prepared in a manner consistent with GAAP. No material adverse change in the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole, has occurred from that set forth in the unaudited consolidated financial statements of the Borrower and the Guarantors for the fiscal quarter ended June 30, 2005, other than those which customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and the commencement of the Cases (including, without limitation, those reflected in the financial projections heretofore made available to the Agent).

         SECTION 3.05 Ownership. Other than as set forth on Schedule 3.05, (i) each of the Persons listed on Schedule 3.05 is a wholly-owned, direct or indirect Subsidiary of the Borrower, and (ii) the Borrower owns no other Subsidiaries, whether directly or indirectly. Other than as set forth on
Schedule 3.05, each domestic Subsidiary of the Borrower is a Guarantor.

         SECTION 3.06 Liens. Except for Liens existing on the Filing Date as reflected on Schedule 3.06, there are no Liens of any nature whatsoever on any assets of the Borrower or any of the Guarantors other than: (i) Liens granted pursuant to the Existing Agreements; (ii) Permitted Liens; (iii) other Liens permitted pursuant to Section 6.01; and (iv) Liens in favor of the Agent and the Lenders. Neither the Borrower nor the Guarantors are parties to any contract, agreement, lease or instrument the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien on any assets of the Borrower or any Guarantor or otherwise result in a violation of this Agreement other than the Liens granted to the Agent and the Lenders as provided for in this Agreement.

         SECTION 3.07          Compliance with Law.
                               -------------------

                  (a) (i) The operations of the Borrower and the Guarantors comply in all material respects with all applicable environmental, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq.); (ii) to the Borrower's and each of the Guarantor's knowledge, none of the operations of the Borrower or the Guarantors is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure by the Borrower or any Guarantor is needed to respond to a release of any Hazardous Waste or Hazardous Substance (as such terms are defined in any applicable state or Federal environmental law or regulations) into the environment; and (iii) to the Borrower's and each of the Guarantor's knowledge, the Borrower and the Guarantors do not have any material contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

                  (b) Neither the Borrower nor any Guarantor is, to the best of its knowledge, in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority the violation of which, or a default with respect to which, would have a material adverse effect on the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole.

         SECTION 3.08 Insurance. All policies of insurance of any kind or nature owned by or issued to the Borrower and the Guarantors, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, employee health and welfare, title, property and liability insurance, are in full force and effect and, except with respect to directors' and officers' liability insurance that has been or will be converted to run-off coverage as previously disclosed to the Agent, are of a nature and provide such coverage as is customarily carried by companies of the size and character of the Borrower and the Guarantors.

         SECTION 3.09 Use of Proceeds and Letters of Credit. The proceeds of the Loans and the Escrow Disbursements shall be used for working capital and for other general corporate purposes of the Borrower and the Guarantors, including for the Cash Collateralization of Letters of Credit (in the case of Escrow Disbursements contemplated by the first proviso of Section 2.03(a)) and payment of fees and transaction costs as contemplated hereby and as referred to in Section 2.19. Such proceeds will not be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lenders or the Agent in their capacities as such. No Letter of Credit will be used (directly or indirectly) to replace, refinance or support any letter of credit outstanding under an Existing Agreement, and no part of the proceeds of any Loan or Escrow Disbursement will be used (directly or indirectly) to finance or refinance a draw on any such letter of credit.

         SECTION 3.10 Litigation. Other than the Cases and as set forth on
Schedule 3.10, there are no unstayed actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against or affecting the Borrower or the Guarantors or any of their respective properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to be determined adversely to the Borrower or the Guarantors and, if so determined adversely to the Borrower or the Guarantors would have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

         SECTION 3.11 Properties. (a) Each of the Borrower and the Guarantors has good title to, or valid leasehold interests in, all its real and personal property material to the business of the Borrower and the Guarantors taken as a whole, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

         (b) Each of the Borrower and the Guarantors owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Guarantors does not to the knowledge of the Borrower infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.



         SECTION 3.12 Taxes. Each of the Borrower and the Guarantors has timely filed or caused to be filed all Tax returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except
(a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Guarantor, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to file Tax returns or pay Taxes could not reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

         SECTION 3.13 ERISA. No Termination Event has occurred or is reasonably expected to occur that, when taken together with all other such Termination Events for which liability is reasonably expected to occur, could reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

         SECTION 3.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Guarantor pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Guarantors have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole. All payments due from the Borrower or any Guarantor, or for which any claim may be made against the Borrower or any Guarantor, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Guarantor in accordance with GAAP.

         SECTION 3.14 FCC Compliance. (a) The Borrower and each of the Guarantors are in compliance with the Communications Act except where the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

         (b) To the knowledge of the Borrower, there is no investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before the FCC, or of any other proceedings of or before the FCC, affecting it or any Guarantor which could reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

         (c) No event has occurred which (i) results in, or after notice or lapse of time or both would result in, revocation, suspension, adverse modifications, non-renewal, impairment, restriction or termination of, or order of forfeiture with respect to, any License in any respect which could reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole or (ii) affects or could reasonably be expected in the future to affect any of the rights of the Borrower or any Guarantor under any License held by the Borrower or such Guarantor in any respect which could reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

         (d) The Borrower and each of the Guarantors have duly filed in a timely manner all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all respects except where the failure to do so could not reasonably be expected to have a material adverse effect on the financial condition, business, properties, prospects, operations or assets of the Borrower and the Guarantors, taken as a whole.

SECTION 4.            CONDITIONS
                      ----------

         SECTION 4.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction (or waiver by the Lenders) of the following conditions precedent:

                  (a) Supporting Documents. The Agent shall have received for each of the Borrower and the Guarantors:

                           (i) a copy of such entity's certificate of incorporation or formation, as amended, certified as of a recent date by the Secretary of State of the state of its incorporation or formation;

                           (ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of franchise taxes by that entity and as to the charter documents of that entity on file in the office of such Secretary of State; and

                           (iii) a certificate of the Secretary or an Assistant Secretary of that entity dated as of the Closing Date and certifying
         (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or managers of that entity authorizing the Borrowings and Letter of Credit extensions hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the other Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and the Escrow Account and other Liens contemplated hereby, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto, if any, indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer or manager of that entity executing this Agreement and the other Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer or manager of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii)).

                  (b) Interim Order. At the time of the making of the initial Loans or at the time of the issuance of the initial Letters of Credit, whichever first occurs, the Agent and the Lenders shall have received a copy of an order of the Bankruptcy Court in substantially the form of Exhibit A (the "Interim Order") approving the Loan Documents and granting the Superpriority Claim status and senior priming and other Liens described in Section 2.23 which Interim Order (i) shall have been entered, upon an application or motion of the Borrower reasonably satisfactory in form and substance to the Agent, on such prior notice to such parties (including the Existing Lenders) as may in each case be reasonably satisfactory to the Agent and upon consent or non-objection of a preponderance of the financial institutions, as determined by the Agent, that are parties to the Existing Agreements, (ii) shall authorize extensions of credit in amounts not in excess of an amount to be set forth in the Interim Order, which shall be satisfactory to the Lenders until the entry of the Final Order hereinafter referred to, (iii) shall approve the payment by the Borrower of all of the Fees set forth in Section 2.19, (iv) shall be in full force and effect, (v) shall have authorized the use by the Borrower and the Guarantors of any cash collateral in which any Existing Lender under the Existing Agreements may have an interest and shall have provided, as adequate protection for the use of such cash collateral and the priming contemplated hereby, for (A) the monthly payment of current interest and letter of credit fees (including the payment on the Closing Date of any such interest and fees that are accrued and unpaid as of the Filing Date) at the applicable non-default rates (including LIBOR pricing options) provided for pursuant to the Existing 2002 Agreement (the payments described in this clause to be without prejudice to the rights of any Existing Lender to assert a claim for the payment of additional interest and letters of credit fees calculated at any other applicable rates of interest (including, without limitation, at any default rates), or on any other basis, set forth in the Existing Agreements or to the rights of the Borrower to contest such assertion), (B) a superpriority claim as contemplated by Section 507(b) of the Bankruptcy Code immediately junior to the claims under Section 364(c)(1) of the Bankruptcy Code held by the Agent and the Lenders (without the requirement to file any motion or pleading or to make any demand), (C) a Lien on substantially all of the assets of the Borrower and the Guarantors having a priority immediately junior to the priming and other Liens granted in favor of the Agent and the Lenders hereunder and under the other Loan Documents, (D) the payment on a current basis of the reasonable fees and disbursements of respective professionals (including, but not limited to, the reasonable fees and disbursements of counsel and internal and third-party consultants, including financial consultants, and auditors) for the Pre-Petition Agents (including the payment on the Closing Date or as soon thereafter as is practicable of any unpaid pre-petition fees and expenses) and the continuation of the payment to the Pre-Petition Agents on a current basis of the administration fees that are provided for under the Existing Agreements and (E) such other protection as agreed between the Borrower, the Guarantors and the Existing Lenders, including financial reporting requirements and receipt of asset sale proceeds after the Escrow Payout Date, (vi) shall authorize the Borrower and the Pre-Petition Agents, without further approval or consent from any party (including any Existing Lender), to agree to extend the expiration date of expiring letters of credit under the Existing Agreements for a period not to exceed one year and (vii) shall not have been vacated, stayed, reversed, modified or amended in any respect; and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the issuance of such Letter of Credit nor the performance by the Borrower or any of the Guarantors of any of their respective obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

                  (c) Security and Pledge Agreement. The Borrower and each of the Guarantors shall have duly executed and delivered to the Agent a Security and Pledge Agreement in substantially the form of Exhibit B (the "Security and Pledge Agreement"), and shall have delivered to the Collateral Agent any pledged Collateral required to be delivered thereunder.

                  (d) First Day Orders. All of the "first day orders" entered by the Bankruptcy Court at the time of the commencement of the Cases shall be reasonably satisfactory in form and substance to the Agent.

                  (e) Opinion of Counsel. The Agent and the Lenders shall have received the favorable written opinion of counsel to the Borrower and the Guarantors reasonably acceptable to the Agent, dated the date of the initial Loans or the issuance of the initial Letter of Credit, whichever first occurs, substantially in the form of Exhibit C.

                  (f) Payment of Fees. The Borrower shall have paid to the Agent the then unpaid balance of all accrued and unpaid Fees due under and pursuant to this Agreement and the letter referred to in Section 2.19.

                  (g) Corporate and Judicial Proceedings. All corporate and judicial proceedings and all instruments and agreements in connection with the transactions among the Borrower, the Guarantors, the Agent and the Lenders contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received all information and copies of all documents and papers, including records of corporate and judicial proceedings, which the Agent may have reasonably requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate, governmental or judicial authorities.

                  (h) Information. The Agent shall have received such information (financial or otherwise) as may be reasonably requested by the Agent and shall have discussed the Initial Approved Cash Forecast, the cash management systems of the Borrower and its Subsidiaries and the Borrower's business plans heretofore delivered to the Agent with the Borrower's management and shall be satisfied with the nature and substance of such discussions.

                  (i) Financial Forecasts and Initial Approved Cash Forecast. The Agent and the Lenders shall have received (x) the Borrower's Financial Forecasts and (y) the Initial Approved Cash Forecast.

                  (j) Compliance with Environmental Laws. The Borrower and the Guarantors shall have granted the Agent access to and the right to inspect all reports, audits and other internal information of the Borrower and the Guarantors relating to environmental matters, and any third party verification of certain matters relating to compliance with environmental laws and regulations requested by the Agent, and the Agent shall be reasonably satisfied
(x) that the Borrower and the Guarantors are in compliance in all material respects with all applicable environmental laws and regulations and (y) that the Borrower has made adequate provision for the costs of maintaining such compliance.

                  (k) UCC Searches. The Agent shall have received UCC searches (including tax liens and judgments) conducted in the jurisdictions in which the Borrower and the Guarantors conduct business (dated as of a date reasonably satisfactory to the Agent), reflecting the absence of Liens and encumbrances on the assets of the Borrower and the Guarantors other than such Liens as are permitted to exist hereunder.

                  (l) Escrow Account. On or prior to the Filing Date, the Borrower shall have caused all of the proceeds from (i) the sale of assets pursuant to a Fiber Sale Agreement dated as of June 30, 2005, (ii) the sale of a Citation airplane in August 2005 and (iii) the sale of a Citation airplane in September 2005, in each case held in a JPMorgan Chase account to be transferred to the Escrow Account.

                  (m) Closing Documents. The Agent shall have received all documents required by Section 4.01 reasonably satisfactory in form and substance to the Agent.

         SECTION 4.02 Conditions Precedent to Each Credit or Disbursement Event. The obligation of the Lenders to make each Loan or the Fronting Lender to issue each Letter of Credit or the Agent to release funds held in the Escrow Agent for each Escrow Disbursement, including the initial Loan, the initial Letter of Credit, the initial Escrow Disbursement and any Additional Credit is subject to the following conditions precedent:

                  (a) Notice. The Agent shall have received a notice with respect to such borrowing or issuance, as the case may be, as required by
Section 2.

                  (b) Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Credit or Disbursement Event with the same effect as if made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date.

                  (c) No Default. On the date of each Credit and Disbursement Event, no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default shall have occurred and be continuing.

                  (d) Orders. The Interim Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Required Lenders, provided, that at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the sum of the principal amount of all Loans then outstanding and the Letter of Credit Outstandings, would exceed the amount authorized by the Interim Order (collectively, the "Additional Credit"), the Agent and each of the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are satisfactory in form and substance to the Agent) (the "Final Order"), which, in any event, shall have been entered by the Bankruptcy Court no later than 45 days after the entry of the Interim Order and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Required Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by the Borrower or any Guarantor of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

                  (e) Payment of Fees. The Borrower shall have paid to the Agent the then unpaid balance of all accrued and unpaid Fees then payable under and pursuant to this Agreement, the Orders and the letter referred to in
Section 2.19.

                  (f) Approved Cash Forecast; Cash Balance; Compliance With
Section 6.04. (i) An Approved Cash Forecast shall be in effect at the time of such Credit or Disbursement Event, (ii) after giving effect to such Credit or Disbursement Event and the use thereof, the Borrower shall be in compliance with Section 6.04 and (iii) with respect to any Borrowing or an Escrow Disbursement, (A) the Cash Balance shall not be greater than $20,000,000 at the time of such Borrowing or Escrow Disbursement, after giving effect to such Borrowing or Escrow Disbursement (net of disbursements to be made by the Borrower from such Borrowing or Escrow Disbursement within five Business Days) and (B) the drawdown notice shall specify any material disbursements to be made from such Borrowing or Escrow Disbursement.

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder and each Escrow Disbursement shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section have been satisfied or waived at that time.

SECTION 5.            AFFIRMATIVE COVENANTS
                      ---------------------

                  From the date hereof and for so long as any Commitment shall be in effect or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.03(b)), or any amount shall remain outstanding or unpaid under this Agreement, the Borrower and each of the Guarantors agree that, unless the Required Lenders shall otherwise consent in writing, the Borrower and each of the Guarantors will:

         SECTION 5.01 Financial Statements, Reports, etc. In the case of the Borrower and the Guarantors, deliver to the Agent and each of the Lenders:

                  (a) within 90 days after the end of each fiscal year, the Borrower's consolidated balance sheet and related statement of income and cash flows, showing the financial condition of the Borrower and the Guarantors on a consolidated basis as of the close of such fiscal year and the results of their respective operations during such year, the consolidated statement of the Borrower to be audited for the Borrower and the Guarantors by Deloitte & Touche LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect other than with respect to the Cases or a going concern qualification) and to be certified by a Financial Officer of the Borrower to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and the Guarantors on a consolidated basis in accordance with GAAP;

                  (b) within 45 days after the end of each of the first three fiscal quarters, the Borrower's consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the close of such fiscal quarter and the results of their operations during such fiscal quarter and the then elapsed portion of the fiscal year, each certified by a Financial Officer as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to absence of footnotes and normal year-end audit adjustments;

                  (c) concurrently with any delivery of financial statements under (a) and (b) above, a certificate of a Financial Officer certifying such statements (i) certifying that no Event of Default or event which upon notice or lapse of time or both would constitute an Event of Default has occurred, or, if such an Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Agent demonstrating compliance with the provisions of Sections 6.04, 6.05, 6.10 and 6.14;

                  (d) commencing with the first fiscal month following the Closing Date, as soon as available, but no more than 30 days after the end of each month, (i) the unaudited monthly cash flow reports, consolidated balance sheet and related statements of income of the Borrower and its Guarantors on a consolidated basis and as of the close of such fiscal month and the results of their operations during such month and the then elapsed portion of the fiscal quarter and (ii) a monthly report detailing professional fees and expenses that have been billed and paid or billed but unpaid to date, the accumulated "hold-back" of professional fees and expenses to date, material adverse changes (if any) to the financial condition, operations, business, properties, assets or prospects of the Borrower and the Guarantors taken as a whole, and any material adverse developments in any material litigation to which the Borrower or the Guarantors are a party;

                  (e) as soon as possible, and in any event within 45 days of the Closing Date, a consolidated pro forma balance sheet of the Borrower's and the Guarantors' financial condition as of the Filing Date;

                  (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said commission, or with any national securities exchange, as the case may be;

                  (g) as soon as available and in any event (A) within 30 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of the Borrower or such ERISA Affiliate has occurred and (B) within 10 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of a Financial Officer of the Borrower describing the full details of such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate is required or proposes to take with respect thereto, together with any notices required or proposed to be given to or filed with or by the Borrower, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto;

                  (h) promptly and in any event within 10 days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC's intention to terminate any Single Employer Plan of the Borrower or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

                  (i) if requested by the Agent, promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of the Borrower or any of its ERISA Affiliates;

                  (j) within 10 days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of the Borrower or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed and a statement of a Financial Officer of the Borrower setting forth (A) sufficient information necessary to determine the amount of the lien under Section 302(f)(3), (B) the reason for the failure to make the required payments and (C) the action, if any, which the Borrower or any of its ERISA Affiliates proposed to take with respect thereto;

                  (k) promptly and in any event within 10 days after receipt thereof by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan,
(B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

                  (l) (i) on or prior to each Cash Forecast Delivery Date, (ii) within three Business Days of any request therefor by the Administrative Agent (which may be given up to once per week) (iii) within three Business Days after a Reduction Event or (iv) subject to the immediately succeeding sentence, at the Borrower's option at any time, a Cash Forecast for the 13-week period commencing on the Monday of the next succeeding calendar week, which Cash Forecast shall become an "Approved Cash Forecast" if approved by the Required Lenders within three Business Days of the delivery thereof (provided that any Cash Forecast that is not objected to by the Required Lenders within three Business Days of the delivery thereof shall be deemed to have been timely approved by the Required Lenders). The Borrower may deliver a Cash Forecast for approval by the Required Lenders at any time. The Borrower may at any time designate any Weekly Cash Forecast as the Cash Forecast delivered pursuant to this subsection;

                  (m) on Tuesday of each week, a Cash Forecast for the 13 weeks commencing with the immediately following week (a "Weekly Cash Forecast"), together with (i) a reconciliation of such forecast against the forecast delivered the previous week, (ii) a reasonably detailed explanation of any variance between the current forecast and such previously delivered forecast and (iii) reasonably detailed calculations demonstrating compliance with Sections 6.04 and 6.05;

                  (n) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Guarantor, or compliance with the terms of any material loan or financing agreements as the Agent, at the request of any Lender, may reasonably request; and

                  (o) furnish to the Agent and its counsel promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court in the Cases, or distributed by or on behalf of the Borrower or any of the Guarantors to any official committee appointed in the Cases.

         SECTION 5.02 Corporate Existence; Properties. (a) Preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except (i)(A) if in the reasonable business judgment of the Borrower or Guarantor, as the case may be, it is in its best economic interest not to preserve and maintain such rights, privileges, qualifications, permits, licenses and franchises, and (B) such failure to preserve the same could not, in the aggregate, reasonably be expected to have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole, and (ii) as otherwise permitted in connection with sales of assets permitted by Section 6.11.

                  (b) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

         SECTION 5.03 Insurance. (a) Keep its insurable properties insured at all times, against such risks, including fire and other risks insured against by extended coverage, as is customary with companies of the same or similar size in the same or similar businesses; and maintain in full force and effect public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower or any Guarantor, as the case may be, in such amounts (giving effect to self-insurance) and with such deductibles as are customary with companies of the same or similar size in the same or similar businesses and in the same geographic area; and (b) maintain such other insurance or self insurance as may be required by law.

         SECTION 5.04 Obligations and Taxes. With respect to the Borrower and each Guarantor, pay all its material obligations arising after the Filing Date promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property arising after the Filing Date, before the same shall become in default, as well as all material lawful claims for labor, materials and supplies or otherwise arising after the Filing Date which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Borrower and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Borrower and the Guarantors shall have set aside on their books adequate reserves therefor).

         SECTION 5.05 Notice of Event of Default, etc. Promptly give to the Agent notice in writing of any Event of Default or the occurrence of any event or circumstance which with the passage of time or giving of notice or both would constitute an Event of Default.

         SECTION 5.06 Access to Books and Records. Maintain or cause to be maintained at all times true and complete books and records in accordance with GAAP of the financial operations of the Borrower and the Guarantors; and provide the Agent and its representatives and advisors access to all such books and records as well as any appraisals of the Collateral during regular business hours, in order that the Agent may upon reasonable prior notice examine and make abstracts from such books, accounts, records, appraisals and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrower or the Guarantors to the Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement; and at any reasonable time and from time to time during regular business hours, upon reasonable notice and with reasonable frequency, permit the Agent and any agents or representatives (including, without limitation, appraisers) thereof to visit the properties of the Borrower and the Guarantors and to conduct examinations of and to monitor the Collateral held by the Agent, in each case at the expense of the Borrower.

         SECTION 5.07 Maintenance of Controlled Accounts. (a) Cause all depository, operating, investment and other accounts of the Loan Parties (in each case other than payroll, withholding tax and other fiduciary accounts) to continue to be subject to control agreements that are in favor of (or deemed to be in favor of) and reasonably acceptable to the Agent (accounts subject to such control agreements referred to herein as the "Control Agreement Accounts") and (b) continue to maintain with JPMorgan Chase (or, if approved in writing by the Agent, any of its Affiliates) an account or accounts to be used by the Loan Parties as their overnight investment account or other holding account for daily excess funds ("Collateral Agent Accounts"). Control Agreement Accounts, Collateral Agent Accounts, the Letter of Credit Account and the Escrow Account are collectively referred to herein as the "Collateral Accounts". It is hereby agreed by each of the parties hereto that control agreements covering depository, operating, investment and other accounts of the Loan Parties that are in favor of the Pre-Petition Collateral Agent shall be deemed for purposes of this Agreement and the other Loan Documents to be in favor of the Agent.

         SECTION 5.08 Financial Forecasts. Make its senior officers available to discuss the Borrower's Financial Forecasts with the Agent and/or the Lenders upon the Agent's reasonable request.

         SECTION 5.09 Maintenance of Escrow Account. (a) Amounts shall be deposited in the Escrow Account pursuant to Section 2.13(b).

                  (b) Escrow Disbursements shall be subject to the conditions set forth in Section 4.02, and transfers of funds from the Escrow Account to the Letter of Credit Account shall be made in accordance with Section 2.03(a).

                  (c) Upon the occurrence of the Escrow Payout Date, the Borrower shall pay to the Existing Lenders, in accordance with the Orders, all amounts held in the Escrow Account at such time and any amounts deposited in the Escrow Account thereafter pursuant to Section 2.13(b).

         SECTION 5.10 Interim Order. Use commercially reasonable efforts to obtain the entry of the Interim Order within five (5) days after the Filing Date.

         SECTION 5.11 Compliance with Laws. Comply with all laws (including the Communications Act and environmental laws), rules, regulations and orders of any Governmental Authority applicable to it or its property (including obligations under Licenses), except where the failure to do so, individually or in the aggregate, could not reasonably be have a material adverse effect on the operations, business, properties, assets, prospects or condition (financial or otherwise) of the Borrower and the Guarantors, taken as a whole.

SECTION 6.            NEGATIVE COVENANTS
                      ------------------

                  From the date hereof and for so long as any Commitment shall be in effect or any Letter of Credit shall remain outstanding (in a face amount in excess of the amount of cash then held in the Letter of Credit Account, or in excess of the face amount of back-to-back letters of credit delivered, in each case pursuant to Section 2.03(b)) or any amount shall remain outstanding or unpaid under this Agreement, unless the Required Lenders shall otherwise consent in writing, the Borrower and each of the Guarantors will not (and will not apply to the Bankruptcy Court for authority to):

         SECTION 6.01 Liens. Incur, create, assume or suffer to exist any Lien on any asset of the Borrower or the Guarantors, now owned or hereafter acquired by the Borrower or any of such Guarantors, other than (i) Liens which were existing on the Filing Date, including those reflected on Schedule 3.06 hereto and Liens granted pursuant to the Existing Agreements; (ii) Liens in favor of the Existing Lenders as adequate protection granted pursuant to the Orders, which Liens are junior to the Liens contemplated hereby in favor of the Agent and the Lenders, provided that the Interim Order and the Final Order provide that the holder of such junior Liens shall not be permitted to take any action to foreclose with respect to such junior Liens so long as any amounts shall remain outstanding hereunder or any Commitment shall be in effect; (iii) Permitted Liens; (iv) Liens in favor of the Agent and the Lenders; and (v) Liens securing purchase money Indebtedness or Capitalized Leases permitted by
Section 6.03(iv).

         SECTION 6.02 Merger, etc. Consolidate or merge with or into another Person.
                               ----------------------------------------------

         SECTION 6.03 Indebtedness. Contract, create, incur, assume or suffer to exist any Indebtedness or any Attributable Debt in respect of sale-leaseback transactions, except for (i) Indebtedness under the Loan Documents; (ii) Indebtedness incurred prior to the Filing Date (including existing Capitalized Leases); (iii) intercompany Indebtedness between the Borrower and the Guarantors, (iv) Indebtedness incurred subsequent to the Filing Date secured by purchase money Liens or Capitalized Leases or Attributable Debt in respect of sale-leaseback transactions in an aggregate amount not to exceed $500,000; (v) Indebtedness arising from Investments permitted by Section 6.10; (vi) Indebtedness owed to JPMorgan Chase or any of its Lending Affiliates in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds; (vii) Indebtedness incurred under an Existing Agreement and consisting of obligations (contingent or otherwise) as an account party in respect of any Extended Pre-Petition Letter of Credit issued pursuant to such Existing Agreement; and (viii) other unsecured Indebtedness in an aggregate amount not to exceed $500,000.

         SECTION 6.04 Maximum Borrowings, Letters of Credit and Escrow Disbursements. (a) Permit (i) the sum of (A) aggregate principal amount of the Borrowings made and (B) the aggregate face amount of the Letters of Credit issued during any week to exceed the sum of (x) the Projected DIP Usage for such week as shown on the Approved Cash Forecast then in effect for such week and (y) the Unutilized Cushion for such week and (ii) the aggregate amount released and utilized from the Escrow Account ("Escrow Disbursements") during any week to exceed the sum of (x) the Projected Escrow Usage for such week as shown on the Approved Cash Forecast then in effect for such week and (y) the Unutilized Cushion for such week; provided that any amount released from the Escrow Account to be applied to the obligations of Existing Lenders in accordance with Section 5.09(d) shall not be deemed to be an Escrow Disbursement for purposes hereof.

                  (b) As used herein, (i) "Applicable Cushion" shall mean, with respect to any week, an amount by which the aggregate amount of Borrowings, Letters of Credit and Escrow Disbursements (collectively, the "Actual Combined Usage") during such week is permitted to exceed the sum of the Projected DIP Usage and the Projected Escrow Usage for such week as shown on the Approved Cash Forecast then in effect for such week (the "Projected Combined Usage"), which amount shall be as follows: (A) for the Initial Week, $1,000,000, (B) for the first week after the Initial Week, $2,000,000, (C) for the second week after the Initial Week, $3,000,000, (D) for the third week after the Initial Week, $4,000,000 and (E) for each week thereafter, $5,000,000; and (ii) "Unutilized Cushion" shall mean, at any time during any week, (A) the amount of the Applicable Cushion for such week minus (B) the difference between (1) the Actual Combined Usage during such week at such time and (2) the Projected Combined Usage for such week; provided that if such calculation at any time results in a negative number, the Unutilized Cushion at such time shall be deemed to be equal to zero.

         SECTION 6.05 Cumulative Net Operating Cashflow. Permit the Cumulative Net Operating Cashflow of the Loan Parties for any week to be less than (i) the Cumulative Net Operating Cashflow of the Loan Parties specified for such week in the Initial Approved Cash Forecast (or, if such week is not included in the Initial Approved Cash Forecast, the first Approved Cash Forecast that includes such week) minus (ii) $5,000,000.

         SECTION 6.06 Guarantees and Other Liabilities. Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another's payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the obligations, stock or dividends of any Person, except (i) for any guaranty of Indebtedness or other obligations of the Borrower or Guarantor if such person could have incurred such Indebtedness or obligations under this Agreement and (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

         SECTION 6.07 Chapter 11 Claims. Incur, create, assume, suffer to exist or permit any other Superpriority Claim which is pari passu with or senior to the claims of the Agent and the Lenders against the Borrower and the Guarantors hereunder (or as described in Section 6.03(v)), except for the Carve-Out.

         SECTION 6.08 Dividends; Capital Stock. Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock or membership interests (or any options, warrants, rights or other equity securities or agreements relating to any capital stock or membership interests), or set apart any sum for the aforesaid purposes, provided that any Guarantor may pay dividends to the Borrower and to any other Guarantor that is its direct parent.

         SECTION 6.09 Transactions with Affiliates. Sell or transfer any property or assets to, or otherwise engage in any other material transactions with, any of its Affiliates (other than the Borrower and the Guarantors), other than in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Guarantor than could be obtained on an arm's-length basis from unrelated third parties.

         SECTION 6.10 Investments, Loans and Advances. Purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment in, any other Person (all of the foregoing, "Investments"), except for (i) ownership by the Borrower or any Guarantor of the capital stock or membership interests of each of the Subsidiaries listed on Schedule 3.05,
(ii) Permitted Investments, (iii) advances and loans among the Borrower and the Guarantors in the ordinary course of business, (iv) existing Investments described on Schedule 6.10 hereto and (v) other Investments in an aggregate amount not in excess of $500,000.

         SECTION 6.11 Disposition of Assets. Sell or otherwise dispose of any assets (including, without limitation, the capital stock or membership interests of any subsidiary) except for (i) sales of inventory, fixtures and equipment and Permitted Investments in the ordinary course of business, (ii) dispositions of surplus, obsolete or damaged equipment, (iii) sales of assets set forth on Schedule 6.11 hereto and (iv) sales of other assets having a fair market value not exceeding $5,000,000 in the aggregate.

         SECTION 6.12 Nature of Business. Modify or alter in any material manner the nature and type of its business as conducted at or prior to the Filing Date or the manner in which such business is conducted (except as required by the Bankruptcy Code), it being understood that asset sales permitted by Section 6.11 shall not constitute such a material modification or alteration.

         SECTION 6.13          Accounting Changes. Change its fiscal year end.

         SECTION 6.14 Non-Collateral Accounts. Maintain more than $5,000,000 of available cash and cash investments in the aggregate in accounts that are not Collateral Accounts (as defined in Section 5.07); provided that no funds shall be maintained in accounts other than the Collateral Accounts except for the purposes specified in the next sentence. The Loan Parties shall be permitted to transfer funds to payroll, withholding tax and other fiduciary accounts of the Loan Parties solely to the extent required to cover immediate disbursement needs in respect to employee payroll incurred and paid in the ordinary course of business and in accordance with past practice, and, with respect to fiduciary and withholding tax accounts, solely to the extent necessary to meet legal requirements in respect of such payroll.

         SECTION 6.15 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose as the property being sold or transferred, except to the extent all Capitalized Lease obligations, Attributable Debt and Liens associated with such sale and leaseback transaction are permitted by Sections 6.01 and 6.03 (treating the property subject thereto as being subject to a Lien securing the related Attributable Debt, in the case of a sale and leaseback not accounted for as a Capitalized Lease).

SECTION 7.            EVENTS OF DEFAULT
                      -----------------

         SECTION 7.01 Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable period of grace if any (each, an "Event of Default"):

                  (a) any representation or warranty made by the Borrower or any Guarantor in this Agreement or in any Loan Document or any statement or representation made in any written report, financial statement, certificate or other document furnished by the Borrower or any Guarantor to the Lenders under or in connection with this Agreement, shall prove to have been false or misleading in any material respect when made or delivered; or

                  (b) default shall be made in the payment of any (i) principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit when and as the same shall become due and payable, whether at the due date thereof (including the Prepayment Date) or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or (ii) Fees or interest on the Loans or other amounts payable by the Borrower hereunder (other than amounts described in the foregoing clause (i)) within two days following the date on which the same shall have become due and payable, whether at the due date thereof (including the Prepayment Date) or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

                  (c) default shall be made by the Borrower or any Guarantor in the due observance or performance of any covenant, condition or agreement contained in Sections 5.07, 5.09 and 5.10 and Section 6 hereof; or

                  (d) default shall be made by the Borrower or any Guarantor in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, any of the Orders or any of the other Loan Documents and such default shall continue unremedied for more than ten (10) days; or

                  (e) any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or the Borrower or any Guarantor shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under
Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; the Borrower's Board of Directors shall authorize a liquidation of the Borrower's business; or an application shall be filed by the Borrower or any Guarantor for the approval of any other Superpriority Claim (other than the Carve-Out) in any of the Cases which is pari passu with or senior to the claims of the Agent and the Lenders against the Borrower or any Guarantor hereunder, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or

                  (f) the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower or any of the Guarantors which have a value in excess of $500,000 in the aggregate; or

                  (g) a Change of Control shall occur; or

                  (h) [intentionally omitted]; or

                  (i) any material provision of any Loan Document shall, for any reason, cease to be valid and binding on the Borrower or any of the Guarantors, or the Borrower or any of the Guarantors shall so assert in any pleading filed in any court or any material portion of any Lien (as reasonably determined by the Agent) intended to be created by the Loan Documents or the Orders shall cease to be or shall not be a valid and perfected Lien having the priorities contemplated hereby or thereby; or

                  (j) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or (without the written consent of the Agent) otherwise amending, supplementing or modifying any of the Orders or terminating the use of cash collateral by the Borrower or the Guarantors pursuant to the Orders; or

                  (k) any judgment or order as to a post-petition liability or debt for the payment of money in excess of $1,000,000 not covered by insurance shall be rendered against the Borrower or any of the Guarantors and the enforcement thereof shall not have been stayed, vacated or discharged within 30 days; or

                  (l) any non-monetary judgment or order with respect to a post-petition event shall be rendered against the Borrower or any of the Guarantors which does or would reasonably be expected to (i) cause a material adverse change in the financial condition, business, prospects, operations or assets of the Borrower and the Guarantors taken as a whole on a consolidated basis, (ii) have a material adverse effect on the ability of the Borrower or any of the Guarantors to perform their respective obligations under any Loan Document, or (iii) have a material adverse effect on the rights and remedies of the Agent or any Lender under any Loan Document, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (m) except as permitted by the Orders or as otherwise agreed to by the Agent, the Borrower or the Guarantors shall make any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court (i) in accordance with other "first day" orders reasonably satisfactory to the Agent, (ii) in connection with the assumption of executory contracts and unexpired leases, (iii) in respect of accrued payroll and related expenses and employee benefits as of the Filing Date, (iv) in respect of reimbursement of any draft drawn under any Extended Pre-Petition Letter of Credit and (v) not in excess of $1,000,000 in respect of other obligations; or

                  (n) any Termination Event described in clauses (iii) or (iv) of the definition of such term shall have occurred and shall continue unremedied for more than 10 days and the sum (determined as of the date of occurrence of such Termination Event) of the Insufficiency of the Plan in respect of which such Termination Event shall have occurred and be continuing and the Insufficiency of any and all other Plans with respect to which such a Termination Event (described in such clauses (iii) or (iv)) shall have occurred and then exist is equal to or greater than $5,000,000; or

                  (o) (i) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds, in the opinion of the Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $5,000,000 allocable to post-petition obligations or requires payments exceeding $500,000 per annum in excess of the annual payments made with respect to such Multiemployer Plans by the Borrower or such ERISA Affiliate for the plan year immediately preceding the plan year in which such notification is received; or

                  (p) the Borrower or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years that include the date hereof by an amount exceeding $5,000,000; or

                  (q) the Borrower or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution accrued and unpaid as of the Filing Date) and the amount determined under Section 302(f)(3) of ERISA is equal to or greater than $5,000,000; or

                  (r) it shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that the Borrower or any Guarantor is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable environmental laws or regulations the payment of which will have a material adverse effect on the financial condition, business, properties, operations, assets or prospects of the Borrower and the Guarantors, taken as a whole, and the enforcement thereof shall not have been stayed; or

                  (s) the Borrower shall (i) cease to retain Alvarez & Marsal, LLC as its restructuring advisor, (ii) cease to retain Stan Springel as its chief restructuring officer or (iii) limit the scope or duties of such advisor or officer; or

                  (t) a Reorganization Plan that is supported by lenders holding a majority in amount of the loans under each of the Existing Agreements shall not have been confirmed pursuant to an order of the Bankruptcy Court within 60 days after the Filing Date; or

                  (u) an Approved Cash Forecast shall not be in effect on any day;

then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, the Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower (with a copy to counsel for the Official Creditors' Committee, if any, appointed in the Cases, to counsel for each Pre-Petition Agent and to the United States Trustee for the Northern District of Illinois), take one or more of the following actions, at the same or different times (provided, that with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Agent shall provide the Borrower (with a copy to counsel for the Official Creditors' Committee in the Cases, if any, to counsel for each Pre-Petition Agent and to the United States Trustee for the Northern District of Illinois) with five (5) Business Days' written notice prior to taking the action contemplated thereby and provided, further, that upon receipt of notice referred to in the immediately preceding clause with respect to the accounts referred to in clause (iv) below, the Borrower may continue to make ordinary course disbursements from such accounts (other than the Letter of Credit Account) but may not withdraw or disburse any other amounts from such accounts; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) terminate forthwith the Total Commitment; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrower and the Guarantors upon demand to forthwith deposit in the Letter of Credit Account cash in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to the sum of 105% of the then Letter of Credit Outstandings (and to the extent the Borrower and the Guarantors shall fail to furnish such funds as demanded by the Agent, the Agent shall be authorized to debit the accounts of the Borrower and the Guarantors maintained with the Agent in such amount five (5) Business Days after the giving of the notice referred to above); (iv) set-off amounts in the Letter of Credit Account or any other accounts maintained with the Agent and apply such amounts to the obligations of the Borrower and the Guarantors hereunder and in the other Loan Documents; and
(v) exercise any and all remedies under the Loan Documents and under applicable law available to the Agent and the Lenders.

SECTION 8.            THE AGENT
                      ---------

         SECTION 8.01 Administration by Agent. The general administration of the Loan Documents shall be by the Agent. Each Lender hereby irrevocably authorizes the Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto (including the release of Collateral in connection with any transaction that is expressly permitted by the Loan Documents). The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

         SECTION 8.02          Advances and Payments.
                               ---------------------

                  (a) On the date of each Loan, the Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Commitment hereunder. Should the Agent do so, each of the Lenders agrees forthwith to reimburse the Agent in immediately available funds for the amount so advanced on its behalf by the Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

                  (b) Any amounts received by the Agent in connection with this Agreement (other than amounts to which the Agent is entitled pursuant to Sections 2.19, 8.06, 10.05 and 10.06), the application of which is not otherwise provided for in this Agreement shall be applied, first, in accordance with each Lender's Commitment Percentage to pay accrued but unpaid expenses Commitment Fees or Letter of Credit Fees, and second, in accordance with each Lender's Commitment Percentage to pay accrued but unpaid interest and the principal balance outstanding and all unreimbursed Letter of Credit drawings and Cash Collateralization of Letters of Credit. All amounts to be paid to a Lender by the Agent shall be credited to that Lender, after collection by the Agent, in immediately available funds either by wire transfer or deposit in that Lender's correspondent account with the Agent, as such Lender and the Agent shall from time to time agree.

         SECTION 8.03 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of Lender's lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under
Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of the Loans of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of each Lender's Loans and its participation in Loans of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside such purchase of participations shall be rescinded (without interest). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) an interest in a Loan may exercise any and all rights of Lender's lien, setoff (in each case, subject to the same notice requirements as pertain to clause (iv) of the remedial provisions of Section 7.01) or counterclaim with respect to any and all moneys owing by the Borrower to such Lender as fully as if such Lender held a Note and was the original obligee thereon, in the amount of such interest.

         SECTION 8.04 Agreement of Required Lenders. Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Lenders, action shall be taken by the Agent for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 10.10.

         SECTION 8.05          Liability of Agent.
                               ------------------

                  (a) The Agent when acting on behalf of the Lenders, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents, and employees, and neither the Agent nor its directors, officers, agents, employees or Affiliates shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Agent and its respective directors, officers, agents, employees and Affiliates shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, neither the Agent, nor any of its respective directors, officers, employees, agents or Affiliates shall be responsible to any Lender for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

                  (b) Neither the Agent nor any of its respective directors, officers, employees, agents or Affiliates shall have any responsibility to the Borrower or the Guarantors on account of the failure or delay in performance or breach by any Lender or by the Borrower or the Guarantors of any of their respective obligations under this Agreement or any of the Loan Documents or in connection herewith or therewith.

                  (c) The Agent, in its capacity as Agent hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such person to be genuine or correct and to have been signed or sent by a person or persons believed by such person to be the proper person or persons, and such person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such person.

         SECTION 8.06 Reimbursement and Indemnification. Each Lender agrees (i) to reimburse (x) the Agent for such Lender's Commitment Percentage of any expenses and fees incurred for the benefit of the Lenders under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrower or the Guarantors and (y) the Agent for such Lender's Commitment Percentage of any expenses of the Agent incurred for the benefit of the Lenders that the Borrower has agreed to reimburse pursuant to Section 10.05 and has failed to so reimburse and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement or any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).

         SECTION 8.07 Rights of Agent. It is understood and agreed that JPMorgan Chase shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or any Guarantor, as though it were not the Agent of the Lenders under this Agreement.

         SECTION 8.08 Independent Lenders. Each Lender acknowledges that it has decided to enter into this Agreement and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and the Guarantors and agrees that the Agent shall bear no responsibility therefor.

         SECTION 8.09 Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender's portion of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by such Lender shall have been received by the Agent.

         SECTION 8.10 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which shall be reasonably satisfactory to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial Lender organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, which shall be reasonably satisfactory to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 9.            GUARANTY

         SECTION 9.01          Guaranty.
                               --------

                  (a) Each of the Guarantors unconditionally and irrevocably guarantees the due and punctual payment by the Borrower of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Guarantors shall be joint and several.

                  (b) Each of the Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Guarantor, and also waives notice of protest for nonpayment. The Obligations of the Guarantors hereunder shall not be affected by (i) the failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver or foreclosure of any security held by the Agent for the Obligations or any of them; (v) the failure of the Agent or a Lender to exercise any right or remedy against any other Guarantor; or (vi) the release or substitution of any Guarantor or any other Guarantor.

                  (c) Each of the Guarantors further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Agent or a Lender in favor of the Borrower or any other Guarantor, or to any other Person.

                  (d) Each of the Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement.

                  (e) Each Guarantor's guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any other instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. Neither of the Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Guarantor in respect of the management and maintenance of the Obligations.

                  (f) Subject to the provisions of Section 7.01, upon the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Guarantors upon written demand by the Agent, without further application to or order of the Bankruptcy Court.

         SECTION 9.02 No Impairment of Guaranty. The obligations of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. Without limiting the generality of the foregoing, the obligations of the Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law, unless and until the Obligations are paid in full.

         SECTION 9.03 Subrogation. Upon payment by any Guarantor of any sums to the Agent or a Lender hereunder, all rights of such Guarantor against the Borrower arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Borrower, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

SECTION 10.           MISCELLANEOUS

         SECTION 10.01 Notices. Notices and other communications provided for herein shall be in writing (including facsimile communication) and shall be mailed, transmitted by facsimile or delivered to the Borrower or any Guarantor at McLeodUSA Technology Park, 6400 C Street SW, Cedar Rapids, Iowa 52406-3177,
Attention: Joseph Ceryanec, Chief Financial Officer, Facsimile No. 319-790-7767 (with a copy to General Counsel) and to a Lender or the Agent to it at its address set forth on Annex A, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail; or when receipt is acknowledged, if by any facsimile equipment of the sender; in each case addressed to such party as provided in this Section 10.01 or in accordance with the latest unrevoked written direction from such party; provided, however, that in the case of notices to the Agent notices pursuant to the preceding sentence with respect to change of address and pursuant to Section 2 shall be effective only when received by the Agent.

         SECTION 10.02 Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by the Borrower or any Guarantor herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Commitments have not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower and the Guarantors hereunder with respect to the Borrower.

         SECTION 10.03         Successors and Assigns.
                               ----------------------

                  (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders and their respective successors and assigns. Neither the Borrower nor any of the Guarantors may assign or transfer any of their rights or obligations hereunder without the prior written consent of all of the Lenders. Each Lender may sell participations to any Person in all or part of any Loan, or all or part of its Commitment, in which event, without limiting the foregoing, the provisions of
Section 2.15 shall inure to the benefit of each purchaser of a participation (provided that such participant shall look solely to the seller of such participation for such benefits and the Borrower's and the Guarantors' liability, if any, under Sections 2.15 and 2.18 shall not be increased as a result of the sale of any such participation) and the pro rata treatment of payments, as described in Section 2.17, shall be determined as if such Lender had not sold such participation. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower and each of the Guarantors relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement (provided that such Lender may grant its participant the right to consent to such Lender's execution of amendments, modifications or waivers which (i) reduce any Fees payable hereunder to the Lenders, (ii) reduce the amount of any scheduled principal payment on any Loan or reduce the principal amount of any Loan or the rate of interest payable hereunder or (iii) extend the maturity of the Borrower's obligations hereunder). The sale of any such participation shall not alter the rights and obligations of the Lender selling such participation hereunder with respect to the Borrower.

                  (b) Each Lender may assign to one or more Lenders or Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the related Loans at the time owing to it), provided, however, that (i) other than in the case of an assignment to a Lender Affiliate of such assignor Lender or to another Lender, the Agent and the Fronting Lender must give their respective prior written consent to such assignment, which consent will not be unreasonably withheld, (ii) the aggregate amount of the Commitment and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall, unless otherwise agreed to in writing by the Borrower and the Agent, in no event be less than $1,000,000 or the remaining portion of such Lender's Commitment and/or Loans, if less and
(iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance with blanks appropriately completed, together with a processing and recordation fee of $3,500 (for which the Borrower shall have no liability). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be within ten Business Days after the execution thereof (unless otherwise agreed to in writing by the Agent), (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Guarantor or the performance or observance by the Borrower or any Guarantor of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the financial statements referred to in
Section 3.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms thereto, together with such powers as are reasonably incidental hereof; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (d) The Agent shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders shall treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder together with the fee payable in respect thereto, the Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled and consented to by the Agent and the Fronting Lender (to the extent such consent is required hereunder), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof to the Borrower (together with a copy thereof). No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or any of the Guarantors furnished to such Lender by or on behalf of the Borrower or any of the Guarantors; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.04.

                  (g) The Borrower hereby agrees, to the extent set forth in the Commitment Letter, to actively assist and cooperate with the Agent in the Agent's efforts to sell participations herein (as described in Section 10.03(a)) and assign to one or more Lenders or Eligible Assignees a portion of its interests, rights and obligations under this Agreement (as set forth in Section 10.03(b)).

         SECTION 10.04 Confidentiality. Each Lender agrees to keep any information delivered or made available by the Borrower or any of the Guarantors to it confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any of its Affiliates or to any other Lender, provided such Affiliate agrees to keep such information confidential to the same extent required by the Lenders hereunder, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority, (iv) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Lender which is not permitted by this Agreement, (v) in connection with any litigation to which the Agent, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder, (vii) to such Lender's legal counsel and independent auditors, and (viii) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 10.03(f). Each Lender shall use reasonable efforts to notify the Borrower of any required disclosure under clauses (ii) and (v) of this Section.

         SECTION 10.05 Expenses. Whether or not the transactions hereby contemplated shall be consummated, the Borrower and the Guarantors agree to pay all reasonable out-of-pocket expenses incurred by the Agent (including but not limited to the reasonable fees and disbursements of Davis Polk & Wardwell, special counsel for the Agent, any other counsel that the Agent shall retain and any internal or third-party appraisers, consultants, financial advisors, accountants and auditors advising the Agent and JPMSI) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents, the making of the Loans and the issuance of the Letters of Credit, the perfection of the Liens contemplated hereby, the syndication of the transactions contemplated hereby, the reasonable and customary costs, fees and expenses of the Agent in connection with its monitoring of assets and publicity expenses, and, following the occurrence of an Event of Default, all reasonable out-of-pocket expenses incurred by the Lenders and the Agent in the enforcement or protection of the rights of any one or more of the Lenders or the Agent in connection with this Agreement or the other Loan Documents, including but not limited to the reasonable fees and disbursements of any counsel for the Lenders or the Agent. Such payments shall be made on the date of the Interim Order and thereafter on demand upon delivery of a statement setting forth such costs and expenses. The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans.

         SECTION 10.06 Indemnity. The Borrower and each of the Guarantors agree to indemnify and hold harmless the Agent, JPMSI and the Lenders and their directors, officers, employees, agents and Affiliates (each an "Indemnified Party") from and against any and all expenses, losses, claims, damages and liabilities incurred by such Indemnified Party arising out of claims made by any Person in any way relating to the transactions contemplated hereby, but excluding therefrom all expenses, losses, claims, damages, and liabilities to the extent that they are determined by the final judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the Borrower and the Guarantors under this Section shall survive the termination of this Agreement and/or the payment of the Loans. This Section 10.06 shall not apply to Taxes, which shall be governed solely by Section 2.18.

         SECTION 10.07 CHOICE OF LAW AND JURISDICTION. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

         ALL JUDICIAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND IF THE BANKRUPTCY COURT DOES NOT HAVE (OR ABSTAINS FROM) JURISDICTION, ANY STATE OR FEDERAL COURT IN THE STATE, COUNTY AND CITY OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS.

         SECTION 10.08         No Waiver.
                               ---------

          No failure on the part of the Agent or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

         SECTION 10.09 Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

         SECTION 10.10         Amendments, etc.
                               ---------------

                  (a) No modification, amendment or waiver of any provision of this Agreement or the Security and Pledge Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given; provided, however, that no such modification or amendment shall without the written consent of the Lender affected thereby (x) increase the Commitment of a Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Commitment of a Lender), or (y) reduce the principal amount of any Loan or the rate of interest payable thereon, or extend any date for the payment of interest hereunder or reduce any Fees payable hereunder or extend the final maturity of the Borrower's obligations hereunder, and, provided, further, that no such modification or amendment shall without the written consent of all of the Lenders (i) amend or modify any provision of this Agreement which provides for the unanimous consent or approval of the Lenders,
(ii) amend this Section 10.10 or the definition of Required Lenders, (iii) amend or modify the Superpriority Claim status of the Lenders contemplated by
Section 2.23, (iv) release all or subordinate all or any substantial portion all of the Liens granted to the Agent hereunder, under the Orders or under any other Loan Document, or release all or substantially all of the Guarantors. No such amendment or modification may adversely affect the rights and obligations of the Agent or any Fronting Lender hereunder or JPMorgan Chase in the capacity referred to in Section 6.03(vi) without its prior written consent. No notice to or demand on the Borrower or any Guarantor shall entitle the Borrower or any Guarantor to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.03(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against the Borrower or any Guarantor unless signed by the Borrower or such Guarantor, as the case may be.

                  (b) Notwithstanding anything to the contrary contained in
Section 10.10(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super-majority Lenders (as hereinafter defined), then with the consent of the Borrower and the Super-majority Lenders, the Borrower and the Super-majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the "Minority Lenders") to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Super-majority Lenders, so that the Total Commitment after giving effect to such amendment shall be in the same amount as the Total Commitment immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super-majority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate. As used herein, the term "Super-majority Lenders" shall mean, at any time, Lenders holding Loans representing at least 66-2/3% of the aggregate principal amount of the Loans outstanding, or if no Loans are outstanding, Lenders having Commitments representing at least 66-2/3% of the Total Commitment.

                  (c) Nothing contained in this Agreement shall prevent or limit any Lender from pledging all or any portion of that Lender's interest and rights under this Agreement and the other Loan Documents to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act (12 U.S.C. ss.341), provided, however, neither such pledge nor the enforcement thereof shall release the pledging Lender from any of its obligations hereunder or under any of the Loan Documents.

         SECTION 10.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 10.12 Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

         SECTION 10.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

         SECTION 10.14 Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between the Borrower or a Guarantor and any Lender or the Agent prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided herein with respect to the fee letter referred to in Section 2.19).

         SECTION 10.15 Further Assurances. Whenever and so often as reasonably requested by the Agent, the Borrower and the Guarantors will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Agent all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

         SECTION 10.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

         SECTION 10.17 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

                          [SIGNATURE PAGES TO FOLLOW]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

                                         BORROWER:

                                         MCLEODUSA INCORPORATED


                                         By: /s/ Joseph Ceryanec
                                             --------------------------------
                                         Title: Acting CFO

                                         GUARANTORS:

                                         MCLEODUSA HOLDINGS, INC.

                                         MCLEODUSA INFORMATION SERVICES, INC.

                                         MCLEODUSA NETWORK SERVICES, INC.

                                         MCLEODUSA PURCHASING, L.L.C.

                                         MCLEODUSA TELECOMMUNICATIONS
                                           SERVICES, INC.

                                         By:  /s/ Joseph Ceryanec
                                             --------------------------------
                                         Title: Acting CFO
                                         JPMORGAN CHASE BANK, N.A.
                                             Individually and as Agent


                                         By:       /s/ Susan E. Atkins
                                             --------------------------------
                                         Title: Managing Director

                                         FIDELITY ADVISER SERIES II:
                                         FIDELITY ADVISOR HIGH INCOME
                                         ADVANTAGE FUND


                                         By: /s/ Mark Oster
                                             --------------------------------
                                         Title: Assistant Treasurer

                                         JEFFERIES & CO INC.


                                         By: /s/ Dan Stanley
                                             --------------------------------
                                         Title:  Senior VP

                                         JEFFERIES PARTNERS OPPORTUNITY
                                         FUND, LLC


                                         By: /s/ Dan Stanley
                                             --------------------------------
                                         Title: CFO

                                         JEFFERIES PARTNERS OPPORTUNITY
                                         FUND II, LLC


                                         By: /s/ Dan Stanley
                                             --------------------------------
                                         Title: CFO

                                         JEFFERIES EMPLOYEES OPPORTUNITY
                                         FUND, LLC


                                         By: /s/ Dan Stanley
                                             --------------------------------
                                         Title: CFO

                                    ANNEX A

                                       to

                    REVOLVING CREDIT AND GUARANTY AGREEMENT

                          Dated as of November 1, 2005



                                                  Commitment      Commitment
Lenders                                             Amount        Percentage

JPMorgan Chase Bank, N.A.                       $23,500,000         47.0000%
270 Park Avenue
New York, New York 10017
Attention:  Susan E. Atkins
Facsimile:  212-270-0453

Fidelity Management & Research Co.              $15,000,000         30.0000%
82 Devonshire Street, E31C
Boston, Massachusetts 02109
Attention:  Nate VanDuzer
Facsimile:  617-476-5174

Jefferies & Co. Inc.                             $4,140,000          8.2800%
The Metro Center
One Station Place Three North
Stamford, Connecticut 06902
Attention:  Harrison A. Bubrosky
Facsimile:  203-708-5820

Jefferies Partners Opportunity Fund, LLC         $3,795,000          7.5900%
The Metro Center
One Station Place Three North
Stamford, Connecticut 06902
Attention:  Robert J. Welch
            Chief Financial Officer
Facsimile:  203-708-5820

Jefferies Partners Opportunity Fund II, LLC      $2,760,000          5.5200%
The Metro Center
One Station Place Three North
Stamford, Connecticut 06902
Attention:  Robert J. Welch
            Chief Financial Officer
Facsimile:  203-708-5820

Jefferies Employees Opportunity Fund, LLC          $805,000          1.6100%
The Metro Center
One Station Place Three North
Stamford, Connecticut 06902
Attention:  Robert J. Welch
            Chief Financial Officer
Facsimile:  203-708-5820

Total                                           $50,000,000        100.0000%
                                                ===========

                  SCHEDULE 1.01 - EXISTING SECURITY DOCUMENTS
                  -------------------------------------------

Security Agreement dated as of March 24, 2005 between McLeodUSA Network Services, Inc., and JPMorgan Chase Bank, N.A., as Collateral Agent (including all amendments, waivers, and other modifications) (the "Aircraft Security Agreement").

Amended and Restated Security Agreement, dated as of April 16, 2002, among McLeodUSA Incorporated, each of the Subsidiaries of McLeodUSA Incorporated party thereto, and JPMorgan Chase Bank, N.A., as Collateral Agent (including all amendments, waivers, and other modifications).

Amended and Restated Pledge Agreement, dated as of April 16, 2002, among McLeodUSA Incorporated, each of the Subsidiaries of McLeodUSA Incorporated party thereto, and JPMorgan Chase Bank, N.A., as Collateral Agent (including all amendments, waivers, and other modifications).

Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated as of April 16, 2002, by McLeodUSA Incorporated to JPMorgan Chase Bank, N.A., as Collateral Agent (including all amendments, waivers, and other modifications).

Intercompany Security Agreement dated as of May 31, 2000, among McLeodUSA Incorporated and each of the Subsidiaries of McLeodUSA Incorporated party thereto (including all amendments, waivers, and other modifications).

Blocked Account Control Agreement dated as of April 16, 2002, among McLeodUSA Incorporated, JP Morgan Chase Bank, as Collateral Agent and Firstar Bank, N.A., as supplemented by that certain Supplement No. 1 to Blocked Account Control Agreement, dated June 1, 2005, among McLeodUSA Incorporated, JPMorgan Chase Bank, N.A., and U.S. Bank, N.A. (successor in interest to Firstar Bank, N.A.) (including all amendments, waivers, and other modifications).

Restricted Account Agreement dated as of June 23, 2005, among McLeodUSA Incorporated, JPMorgan Chase Bank, N.A., as Collateral Agent, and Wells Fargo Bank, N.A. (including all amendments, waivers, and other modifications).

                          SCHEDULE 3.05 - SUBSIDIARIES
                          ----------------------------

Subsidiaries of McLeodUSA Incorporated:
McLeodUSA Holdings, Inc. (Delaware corporation)

Subsidiaries of McLeodUSA Holdings, Inc.:
Midwest Cellular Associates (95% owned Illinois partnership - not a loan party) McLeodUSA Information Services, Inc. (Delaware corporation)
McLeodUSA Telecommunications Services, Inc. (Iowa corporation)

Subsidiaries of McLeodUSA Telecommunications Services, Inc.:
McLeodUSA Network Services, Inc. (Iowa corporation)

Subsidiaries of McLeodUSA Network Services, Inc.:
McLeodUSA Purchasing, L.L.C. (Iowa LLC)

                             SCHEDULE 3.06 - LIENS
                             ---------------------

Liens arising in connection with the Capital Lease of fiber optic network with Logix in the amount of $325,000.

                           SCHEDULE 3.10 - LITIGATION
                           --------------------------

Pending Litigation:

McLeodUSA Securities Litigation. January 25, 2002. Former and current officers of McLeodUSA (the "Individual Defendants") are defendants in a number of putative class action complaints that have been consolidated into a single complaint entitled In Re McLeodUSA Incorporated Securities Litigation C.O. 2-0001 (E. Iowa) (The "Iowa Class Action"). McLeodUSA has indemnification obligations running to the Individual Defendants. Putative class plaintiff, New Millennium Growth Fund LLC, has also filed proofs of claim against McLeodUSA in McLeodUSA's Chapter 11 case on behalf of all class claimants in the Iowa Class Action (the "Bankruptcy Claims" and together with the Iowa Class Action, the "Securities Claims"). McLeodUSA has filed an objection to the allowance of both of these proofs of claim.

New York Attorney General v. Clark McLeod, et al. New York Attorney General is suing five former CEOs of telecom companies for breach of fiduciary duty. McLeodUSA is not a party, but an Indemnity Agreement from the Company to Mr. McLeod obligates the Company to indemnify him.

Tippman Properties v. McLeodUSA. June 13, 2005. Action for breach of contract (lease), claiming damages and unpaid rent, in Indiana.

Callowhill Management v. McLeodUSA. July 1, 2005. Action by landlord in Philadelphia, PA for unpaid rent and breach of lease.

11th & Ash LLC v. McLeodUSA. July 18, 2005. Action by landlord in Denver, CO for unpaid rent and breach of lease.

NJ Telecom Exchange Acquisition LLC, c/o JEMB Realty v. McLeodUSA. July 25, 2005. Landlord for property in Newark, NJ alleges non-payment of three months' rent Defending.

Woodward, et al. v. Level 3 et al. (including CapRock). August 17, 2004. Five plaintiffs, purporting to represent a class, suing several telecom carriers, including CapRock for trespass. Plaintiffs claim that ROW Permit which defendant carriers received from LA DOTD is invalid. Case dismissed on February 2, 2005. Appeal filed Feb. 23, 2005.

Alcatel v. CapRock. Alcatel brought suit in Texas State Court against CapRock for breach of supply contract. Case settled on Aug. 18, 2005.

SBC v. McLeodUSA, et al February 16, 2005. McLeodUSA is a defendant in a lawsuit brought by Southwestern Bell Telephone and its affiliates ("SWB") in the U.S. District Court in the Eastern District of Missouri. SWB alleges conspiracy with one or more of Global Crossing and its affiliates, certain named competitive local exchange carriers, and/or certain unnamed "least cost routers" to breach SWB's state or federal tariffs, unjustly enrich themselves, and commit fraud on SWB. McLeodUSA's answer filed April 1, 2005, denying liability.

AT&T Ring 3. We have a series of outstanding issues in discussions with AT&T relating to the CapRock/AT&T Ring 3 Joint Construction project. . Case settled on Oct. 19, 2005.

Unsolicited Faxes (Rawson and Telecommunications Network Design, Inc.) case. File No. LIT-61070-XX-000002. McLeodUSA has been sued (independently) by two recipients (Mr. Rawson and Telecommunications Network Design, Inc.) in Illinois state court in Chicago. McLeodUSA will defend and object to a loss class certification. Court is beginning to consolidate all Chicago-area cases. Obtained stay of discovery. Additional unsolicited fax case in Ohio, filed March 26, 2004. Ins. carrier AIG has denied coverage and suing for declaratory judgment.

Cass County Telephone Company v. McLeodUSA. August 2004 Complaint by former parties of ICTC in Illinois SMSA, alleging breach of contract and fiduciary duty resulting from break up of partnership. Motion To Dismiss granted in part (Count for Tortuous Interference struck.) Remaining complaint continues. Discovery. Settled, for $200,000, on Oct. 24, 2005.



Threatened Legal Disputes:

Detroit Edison Pole Attachment Audit - Detroit Edison seeking fees relating to unaccounted for attachments to poles. Michigan counsel believes we are entitled to the tariffed rate Administrative proceeding may be necessary at the PUC. Complaint was filed in January with PUC and answered by DTE. DTE filed a motion to dismiss based on lack of jurisdiction, alleging that we are not an "attaching party" under the state pole statute. The ALJ granted that motion, but the Commission ordered that the parties continue the case pending its review of the ALJ's decision. FCC subsequently held it did not have jurisdiction - thus, status unclear. Settled.

Acacia Media Technologies Patent Claim. Holder of patents on technologies for cable TV has made claim against ATS unit. License purchased, including release.

..

Avon Walk-for-Life Claim. Spencer-Honeycutt, Ltd., our client and an advertising/promotions agency for Avon Walk-for-Life Campaign ("Campaign"), claims special toll-free number for Campaign's Denver metro area did not work. Seeks to recover amount paid by Campaign for Sunday newspaper ad.

Qwest/Ovation migration. Claim by Qwest for payment for overdue migrations. Company denies liability.

Claim by Iowa Department of Revenue against McLeodUSA for a) use tax and b) property tax on computers, both amounts contested.

                      SCHEDULE 6.10 - EXISTING INVESTMENTS


|-----------------------------|-----------------------------|------------------|
|Party Who Owns Investment    |Description of Investment    |  Estimated Value |
|-----------------------------|-----------------------------|------------------|
|McLeodUSA Holdings Inc.      |WSW 1995 Exchange Fund, L.P. |          $97,466 |
|-----------------------------|-----------------------------|------------------|

                          SCHEDULE 6.11 - ASSET SALES


ATS cable operations

Corporate headquarters located in Cedar Rapids, Iowa

Blair House Condominium

Land and building located at 214 Telegraph Road, Prichard, Alabama

Land located at 6272 American Road, Toledo, Ohio

Dassault Falcon DA-50 Aircraft U.S Reg. No. N750MC and related engines